Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE GOLDFIELD CORPORATION,

FR UTILITY SERVICES, INC.

and

FR UTILITY SERVICES MERGER SUB, INC.

NOVEMBER 23, 2020

Annex A – Conditions to the Offer

Exhibit A – Form Tender and Support Agreement

Exhibit B – Form Certificate of Incorporation

Exhibit C – Form Bylaws

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 23, 2020, is entered into by and among The Goldfield Corporation, a Delaware corporation (the “Company”), FR Utility Services, Inc., a Delaware corporation (“Parent”), and FR Utility Services Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective boards of directors of each of the Company and Merger Sub have approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement, and Parent shall cause the sole stockholder of Merger Sub to approve and adopt this Agreement by written consent immediately following its execution;

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence, and Parent has agreed to cause Merger Sub to commence, a tender offer (as it may be extended, supplemented or amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”), at a price per Share of $7.00 (such amount, or any other amount per Share paid pursuant to the Offer or the Merger in accordance with this Agreement, the “Per Share Amount”), to the holder of such Share, in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, subject to the terms and conditions of this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger” and, together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the DGCL, and each Share that is not (a) validly tendered and irrevocably accepted for purchase pursuant to the Offer, (b) a Dissenting Share or (c) to be canceled pursuant to Section 2.5(b) or Section 2.5(c) will thereupon be converted into the right to receive cash in an amount equal to the Per Share Amount, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined and declared that this Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interests of the Company and the Company’s stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to Merger Sub pursuant to the Offer and (d) elected that the transaction contemplated hereby be expressly governed by Section 251(h) of the DGCL, in each case, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain of the Company’s stockholders will enter into tender and support agreements in the form attached hereto as Exhibit A with Parent, pursuant to which, among other things, such Company stockholders agree to tender all of the Shares owned or controlled by such stockholders pursuant to the Offer.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

Section 1.1Definitions. As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms that are not more favorable to the Third Party that is party to such agreement and its Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Representatives.

“Acquired Companies” means the Company and the Company Subsidiaries, collectively.

“Acquisition Proposal” means any indication of interest, inquiry, offer or proposal, including any amendment or modification to any existing indication of interest, inquiry, offer or proposal from any Third Party, relating to or concerning an Acquisition Transaction.

“Acquisition Transaction” means, other than the Transactions, (a) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving any Acquired Company that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) owning, directly or indirectly, twenty percent (20%) or more of the total voting power of or any class of equity securities of any such Acquired Company or of the surviving entity or the resulting direct or indirect parent of such Acquired Company or such surviving entity (or securities convertible into equity securities with such voting power); (b) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (i) the acquisition or purchase of twenty percent (20%) or more of the total voting power of any class of equity securities of any Acquired Company (or securities convertible into equity securities with such voting power), or (ii) the direct or indirect acquisition or purchase of any business or assets of the Acquired Companies (including equity interests in any Subsidiary of the Company) representing twenty percent (20%) or more of the consolidated revenue, net income or assets of the Acquired Companies, taken as a whole; or any (c) any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) of more of the total voting power or equity securities of the any Acquired Company.

“Additional Offer Period” has the meaning set forth in Section 2.1(c)(ii).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affordable Care Act” has the meaning set forth in Section 4.18(h).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(c).

“Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, or any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of the Company Subsidiaries.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, each as amended, and any applicable foreign antitrust laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, decree, order, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company, as of December 31, 2019, included in the Company SEC Documents.

“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity and cash flows of the Acquired Companies, as of and for the fiscal years ended December 31, 2019 and December 31, 2018 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the Company SEC Documents prior to the date of this Agreement.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.3(a).

“Bayswater Entities” has the meaning set forth in Section 6.15(e).

“Board Recommendation” has the meaning set forth in Section 4.3(b).

“Book-Entry Shares” has the meaning set forth in Section 2.6(a).

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that, in the case of determining a date when any payment is due, a day on which commercial banks in the County of New York, New York are authorized or required by Applicable Law to be closed shall not be a “Business Day”.

“Capitalization Date” has the meaning set forth in Section 4.6(a).

“Certificate of Merger” has the meaning set forth in Section 2.4(a).

“Certificates” has the meaning set forth in Section 2.6(a).

“Change in Recommendation” has the meaning set forth in Section 6.2(c).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 6.5(f).

“Company Board” has the meaning set forth in the Recitals.

“Company Bonus Plan” has the meaning set forth in Section 6.5(c).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in Article 4.

“Company Employee Plan” has the meaning set forth in Section 4.18(a).

“Company Employees” has the meaning set forth in Section 4.18(a).

“Company Equity Awards” means the Company Restricted Stock Units.

“Company Intellectual Property” means all Intellectual Property owned by the Acquired Companies and all other Intellectual Property used or held for use by the Acquired Companies in the conduct of their respective businesses, including the Company Owned IP and the Exclusively Licensed IP.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in the aggregate with such other Effects, has a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole; provided, however, no Effect to the extent based upon, resulting or arising from any of the following, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (A) changes in the general economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world; (B) general changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes in the conditions generally affecting the industries in which the Acquired Companies operate; (D) general changes in geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any epidemic, plague, or other outbreak of illness or public health event (including COVID-19), hurricane, flood, tornado, earthquake or other natural disaster or act of God; (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock or other Company Securities (but excluding, in each case under this clause (F), the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition); (G) the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees; (H) changes in Applicable Laws or the interpretation thereof after the date hereof; (I) changes in GAAP or any other applicable accounting standards or the interpretation thereof after the date hereof; (J) any action required to be taken by the Company pursuant to the terms of this Agreement or at the written direction of Parent or Merger Sub; (K) any breach of this Agreement by Parent or Merger Sub; or (L) any change in the Company’s stock price or trading volume on the NYSE American (but excluding, in each case under this clause (L), the underlying causes of such change, as applicable, unless such underlying causes would otherwise be excepted from this definition), except that the Effects referenced in clauses (A), (B), (C), (D), (E), (H) and (I) shall not be disregarded and shall be taken into account in determining whether there is a Company Material Adverse Effect to the extent any such Effects disproportionately impact the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Company and the Company Subsidiaries operate.

“Company Owned IP” means any Intellectual Property owned or purported to be owned by any of the Acquired Companies.

“Company Preferred Stock” has the meaning set forth in Section 4.6(a).

“Company Related Party” means the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives or Affiliates of the Company or its Subsidiaries or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, Representative or agent of any of the foregoing.

“Company Representative” has the meaning set forth in Section 4.15(a).

“Company Restricted Share” means a share of restricted Company Common Stock granted pursuant to one of the Company Stock Plans.

“Company Restricted Stock Unit” means a restricted stock unit granted pursuant to one of the Company Stock Plans.

“Company SEC Documents” means each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with, voluntarily filed by the Company with or furnished by the Company to the SEC as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein.

“Company Securities” has the meaning set forth in Section 4.6(c).

“Company Stock Plans” has the meaning set forth in Section 4.6(b).

“Company Subsidiary” means each Subsidiary of the Company.

“Company Termination Fee” has the meaning set forth in Section 9.4(b)(i).

“Company’s Knowledge” means, as to a particular matter, the actual knowledge, of any one or more of the individuals listed on Section 1.1 of the Company Disclosure Letter.

“Compensation Committee” has the meaning set forth in Section 6.13.

“Confidentiality Agreement” means the confidentiality agreement, dated as of March 2, 2020, between First Reserve XIV Advisors, L.L.C. and the Company.

“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Offer, has the meaning ascribed to it in Section 251(h) of the DGCL.

“Continuing Employees” means Company Employees immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time.

“Contract” means any binding contract, lease, license, indenture, note, bond, agreement, undertaking or other legally binding instrument.

“Current Policies” has the meaning set forth in Section 6.8(b).

“Current Premium” has the meaning set forth in Section 6.8(b).

“Data Room” means the electronic data site established for Project Harlan by Firmex VDR on behalf of the Company and to which Parent and its Representatives have been given access in connection with the Transactions.

“Debt Financing” has the meaning set forth in Section 6.15(b).

“Delaware Secretary” has the meaning set forth in Section 2.4(a).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect”.

“Effective Time” has the meaning set forth in Section 2.4(b).

“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources (including wetlands, flora and fauna) or, to the extent relating to exposure to harmful or deleterious substances, human health and safety or (iii) Releases, management or presence of, or exposure to, Hazardous Substances, as and in effect at or prior to the Closing Date.

“Environmental Permits” has the meaning set forth in Section 4.21(a).

“Equity Commitment Letter” means that certain Equity Commitment Letter, dated as of the date hereof, by and between Equity Investor and Merger Sub.

“Equity Financing” has the meaning set forth in Section 5.9(a).

“Equity Investor” means First Reserve Fund XIV, L.P.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other Person that, together with such entity, would be considered a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusively Licensed IP” means any issued patents or pending patent applications or other Intellectual Property that are owned by a Third Party and are exclusively licensed to an Acquired Company.

“Filed Company Contract” has the meaning set forth in Section 4.16(a).

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Financing Provisions” means, collectively, Section 6.15(b) (Financing), Section 9.3 (Amendments and Waivers), Section 9.5 (Assignment; Benefit), Section 9.6 (Governing Law), Section 9.7 (Jurisdiction), Section 9.8 (Waiver of Jury Trial) and Section 9.14 (No Recourse; Waiver of Certain Claims) and, in each case, the defined terms used therein (solely for the purposes used therein).

“Financing Sources” has the meaning set forth in Section 6.15(b).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government department, authority, court, tribunal, commission, instrumentality, arbitrator, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive or hazardous substance, material, or waste as regulated or defined by applicable Environmental Laws, and any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant” or analogous terminology under, or that could reasonably be expected to result in liability pursuant to any applicable Environmental Laws.

“Health Plan” has the meaning set forth in Section 4.18(h).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication: (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) solely with respect to any amount drawn or outstanding, and (vii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vi) above of any Person.

“Indemnified Party” has the meaning set forth in Section 6.8(a).

“Initial Offer Expiration Time” has the meaning set forth in Section 2.1(c).

“Inside Date” shall mean January 29, 2021.

“Intellectual Property” means any intellectual property right in any jurisdiction in the world, including rights in the following: (i) patent, patentable invention, and other patent right (including all reissues, reexaminations, divisions, continuations, continuations-in-part, and extensions thereof), (ii) trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all common law rights and goodwill associated therewith, (iii) copyright or work of authorship (whether or not copyrightable), together with all moral rights and common law rights thereto, (iv) computer software, including source and object code and all documentation related thereto (“Software”), (v) Internet domain names, (vi) trade secrets, proprietary know-how, formulae, inventions (whether patentable or not) and other proprietary rights and (vii) application, registration, issuance, extension or renewal of any of the foregoing with any Governmental Authority.

“Intercompany Payables, Receivables and Loans” has the meaning set forth in Section 6.15(e).

“Intervening Event” means a positive event, occurrence or fact occurring or arising after the date hereof that is material to the Company and its Subsidiaries taken as a whole and was not known and reasonably foreseeable to the Company Board prior to the date of this Agreement (or, if known and reasonably foreseeable, the magnitude or consequences of which were not known and reasonably foreseeable by the Company Board as of the date of this Agreement), other than (i) any event, occurrence or fact that relates to an Acquisition Proposal, or (ii) changes in the market price of Company Common Stock or the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections (it being understood that the underlying causes of any such changes may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any material Software, computers, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment and hardware, and all associated documentation, in each case, that is either owned by the Acquired Companies or used by the Acquired Companies.

“Lease Agreement” has the meaning set forth in Section 4.23(b).

“Leased Property” has the meaning set forth in Section 4.23(b).

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, rights of first offer or refusal, hypothecation, lien (statutory or other), security interest, mortgage, deed of trust, encumbrance, easement, encroachment, right of way or other restriction similar in substance to any of the foregoing.

“Limited Guaranty” means that certain Limited Guaranty, dated as of the date hereof, by and between the Company and the Equity Investor.

“Made Available” means that, prior to the execution of this Agreement, such information, document or material was (i) made publicly available by the Company in unredacted form on the SEC’s EDGAR database with respect to the Company or any of its Subsidiaries or (ii) made available for review by Parent and Parent’s Representatives in the Data Room.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in Annex A.

“Merger Consideration” has the meaning set forth in Section 2.5(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Tender Conditions” has the meaning set forth in Annex A.

“Multiemployer Plan” has the meaning set forth in Section 4.18(c).

“Non-Recourse Party” has the meaning set forth in Section 9.14(a).

“NYSE American” means The New York Stock Exchange American.

“OFAC” has the meaning set forth in Section 4.15(b).

“Offer” has the meaning set forth in the Recitals.

“Offer Acceptance Time” means the time Merger Sub, for the first time, irrevocably accepts for payment Shares validly tendered and not validly withdrawn pursuant to the Offer.

“Offer Conditions” has the meaning set forth in Section 2.1(b).

“Offer Documents” has the meaning set forth in Section 2.1(f).

“Offer Expiration Time” has the meaning set forth in Section 2.1(c).

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, writ, ruling, assessment or decree of any Governmental Authority that is binding on such Person or its rights, assets or property under Applicable Law.

“Ordinary 2020 Bonus Payment Date” has the meaning set forth in Section 6.5(b).

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, certificates of designations, bylaws, stockholders’ agreement, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” has the meaning set forth in Section 4.23(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 6.5(f).

“Parent Benefit Plans” has the meaning set forth in Section 6.5(d).

“Parent Disclosure Letter” has the meaning set forth in Article 5.

“Parent Material Adverse Effect” means any Effect that does or would reasonably be expected to prevent, materially delay or materially impair Merger Sub or Parent from consummating the Offer or the Merger or any of the other transactions contemplated by this Agreement when required pursuant to the terms and conditions of this Agreement.

“Parent Related Party” means the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of Parent or Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing.

“Paying Agent” has the meaning set forth in Section 2.6(a).

“Payment Fund” has the meaning set forth in Section 2.6(a).

“Per Share Amount” has the meaning set forth in the Recitals.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, in each case only if adequate reserves with respect thereto have specifically been established in the Financial Statements, to the extent required by GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice that (A) relate to obligations that are not delinquent or (B) the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Audited Balance Sheet, to the extent required by GAAP, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not material to the business of the Acquired Companies, taken as a whole, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority having jurisdiction over the Real Property which are not violated in any manner which would or would reasonably be expected to result in a Company Material Adverse Effect, (v) in the case of the Leased Property, any Lien to which the fee simple interest (or any superior leasehold interest) of any third party owner or superior lessor is subject, (vi) Liens in favor of the lessors on any personal property located at the demised premises under the Lease Agreements, (vii) easements, rights-of-way, encroachments, restrictions or imperfections of title or other similar non-monetary Liens affecting the Real Property which do not materially impair the current use, occupancy, utility or value of the applicable real property or otherwise materially impair the present business operations at such location, (viii) any Liens which are disclosed on the Financial Statements, (ix) Liens discharged prior to the consummation of the Offer and (x) any other Liens that are not material to the business or operations of the Acquired Companies, taken as a whole.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof) and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Personal Information” shall mean information pertaining to an individual that is regulated by one or more Privacy and Data Security Laws.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Privacy and Data Security Laws” means all Applicable Law, self-regulatory programs to which the Company or Company Subsidiaries are a member and all other industry standards, guidelines, policies (published by the Company, a Company Subsidiary or internal) and practices, in each case, with respect to privacy, security, data protection, direct marketing, consumer protection and workplace privacy.

“Proceeding” means any suit (whether civil, criminal, administrative, or judicial), action, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, or SEC “Wells” process, in each case, whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Real Property” has the meaning set forth in Section 4.23(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents, Affiliates and other representatives and advisors.

“RSU Consideration” means, with respect to any Company Restricted Stock Unit, an amount equal to the product of (x) the number of Shares issuable under such Company Restricted Stock Unit multiplied by (y) the Per Share Amount.

“Sanctioned Countries” has the meaning set forth in Section 4.15(b).

“Sanctioned Persons” has the meaning set forth in Section 4.15(b).

“Sanctions” has the meaning set forth in Section 4.15(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Schedule 14D-9” has the meaning set forth in Section 2.2(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in the Recitals.

“Software” has the meaning set forth in the definition of “Intellectual Property”.

“Specified Contract” has the meaning set forth in Section 4.16(b).

“Stockholder List Date” has the meaning set forth in Section 2.2(b).

“Subsidiary” means, with respect to any Person, any other Person with respect to which the first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such other Person or (ii) a majority of the outstanding voting securities of such other Person.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided that for this purpose the references to “twenty  percent (20%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”) that did not result from a material breach of Section 6.2 and that the Company Board determines in its good faith judgement, after consultation with its outside legal counsel and financial advisors and after considering all of the financial, legal, timing, regulatory and other aspects and risks of such Acquisition Proposal (including any break-up fee, expense reimbursement, conditions to consummation and financing terms) and the Person making such Acquisition Proposal and after taking into account any change to the terms of this Agreement offered by Parent in response to such Superior Proposal, that such Acquisition Proposal (i) is reasonably capable of being consummated in accordance with its terms, and (ii) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Transactions.

“Superior Proposal Notice” has the meaning set forth in Section 6.2(e).

“Surviving Corporation” has the meaning set forth in Section 2.4(c).

“Surviving Corporation Common Stock” has the meaning set forth in Section 2.5(e).

“Tax” means any tax or other similar governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, estimated, withholding, social security, escheat, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including taxes, charges, or other assessments which are imposed upon or incurred under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law) as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes, or as transferee or successor, by contract or otherwise), together with any interest, penalty, or addition to tax with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (other than any such obligations arising under commercial agreements or arrangements entered into in the ordinary course of business).

“Tax Return” means any report, return, document, declaration or information return filed or required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto), or required by any Taxing Authority to be maintained by any Person.

“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Termination Condition” has the meaning set forth in Annex A.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, Merger Sub, the Company or any of their respective Representatives (solely in their capacity as such).

“Transaction Litigation” means any Proceeding commenced or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries or any of its or their current or former directors or officers (including any class action or derivative litigation) relating to this Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Transactions” has the meaning set forth in the recitals.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unaudited Balance Sheet” means the unaudited condensed consolidated balance sheet of the Acquired Companies, as of September 30, 2020, included in the Company SEC Documents prior to the date of this Agreement.

“Unaudited Financial Statements” means the unaudited condensed consolidated financial statements of the Acquired Companies consisting of the Unaudited Balance Sheet and all of the related condensed consolidated statements of income and comprehensive income, cash flows and equity of the Acquired Companies as of and for the nine months ended September 30, 2020 (including, in each case, any related notes thereto), included in the Company SEC Documents prior to the date of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local law or regulation.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a material breach that is a consequence of an act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a breach of this Agreement.

Section 1.2Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date). Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms. The term “in the ordinary course of business” means “in the ordinary course of business consistent with past practice”.

Article 2
THE OFFER

Section 2.1The Offer.

(a)Commencement of the Offer. As promptly as practicable (but in no event later than ten (10) Business Days) after the date hereof, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer.

(b)Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the prior satisfaction of or waiver by Parent or Merger Sub in their sole discretion of the Minimum Tender Condition, the Termination Condition and the other conditions set forth in Annex A (collectively, the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive, in whole or in part, any Offer Condition or modify the terms of the Offer (including by increasing the Per Share Amount), except that without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Per Share Amount (except as provided in Section 2.9), (iii) amend, modify, supplement or waive the Minimum Tender Condition or the Termination Condition, (iv) amend, modify or supplement any Offer Condition, (v) amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares or that would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger, (vi) extend or otherwise change the Offer Expiration Time (except as expressly required or permitted by the other provisions of this Section 2.1), (vii) change the form of consideration payable in the Offer, or (viii) provide for any “subsequent offering period” (or any extension of any thereof) within the meaning of Rule 14d-11 under the Exchange Act.

(c)Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time in accordance with this Agreement, is hereinafter referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be the later of 11:59 p.m. (New York City time) on the twentieth (20th) Business Day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)) (the “Initial Offer Expiration Time”). Subject to the parties’ respective rights to terminate the Agreement pursuant to Section 8.1 and notwithstanding anything to the contrary in this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to):

(i)extend the Offer for any minimum period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or NYSE American (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Per Share Amount) or as may be necessary to resolve any comments of the SEC or the staff or NYSE American, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and

(ii)if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub (to the extent permitted hereunder), extend the Offer (x) on one or more occasions in consecutive increments of up to five (5) Business Days each (or such longer or shorter period as the parties hereto may agree) or (y) if any then-scheduled Offer Expiration Time is five (5) or less Business Days before the Outside Date, until 11:59 p.m., New York City Time, on the day before the Outside Date (or such other date and time as the parties hereto may agree) (each such extension period, an “Additional Offer Period”);

provided that, without the Company’s written consent, Merger Sub shall not extend the Offer, and without Parent’s prior written consent, Merger Sub shall not be required to extend the Offer, in each case, beyond the earlier of the Outside Date or the valid termination of this Agreement in accordance with Section 8.1; provided, further, that notwithstanding the foregoing clauses (i) and (ii) of this Section 2.1(c), if, at the Initial Offer Expiration Time or the end of any Additional Offer Period, all of the Offer Conditions except for the Minimum Tender Condition are satisfied or have been waived by Parent or Merger Sub in their sole discretion, Merger Sub shall only be required to extend the Offer and its expiration date beyond the Initial Offer Expiration Time or such subsequent date upon the request of the Company for one or more additional periods of five (5) Business Days each, not to exceed an aggregate of fifteen (15) Business Days, to permit the Minimum Tender Condition to be satisfied.

(d)Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) (i) consummate the Offer and accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after (in any event, no later than the first (1st) Business Day after) the Offer Expiration Time and (ii) promptly after (in any event, no more than the second (2nd) Business Days after) the Offer Expiration Time, pay for such Shares as provided in Section 2.5(a). Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Per Share Amount shall be paid to the holder of the Share in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer.

(e)Termination of the Offer. Parent and Merger Sub shall not terminate the Offer or permit the Offer to be terminated prior to the Offer Expiration Time (as it may be extended and re-extended in accordance with this Agreement), unless and until this Agreement is validly terminated in accordance with Section 8.1. In the event that this Agreement is validly terminated pursuant to Section 8.1 prior to any scheduled expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (but in any event not more than two (2) Business Days after such termination) irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the record holders thereof in accordance with Applicable Law.

(f)Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain an offer to purchase and forms of the related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any exhibits, supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares, in each case, as and to the extent required by Applicable Law. The Company shall promptly furnish Parent and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other Applicable Law to be set forth in the Offer Documents and all other information concerning the Company and its stockholders as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously withdrawn in accordance with Section 6.2(d) or Section 6.2(e), Parent and Merger Sub shall be entitled to include the Board Recommendation in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of Applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case, as and to the extent required by Applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall (A) provide the Company and its counsel any written comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company and its counsel prompt telephonic notice of any material discussions with or oral comments received from the SEC staff), (B) provide the Company and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (C) give reasonable and good faith consideration to any comments timely made by the Company and its counsel on any such proposed responses. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(g)Notification of Offer Status. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and provide the Company as soon as practicable with the most recent report then available from the Paying Agent detailing the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, in each case, upon the Company’s written request.

Section 2.2Company Actions.

(a)Schedule 14D-9. Concurrently with or as soon as reasonably practicable on the date of the filing of the Schedule TO with the SEC, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time and including any exhibits thereto, the “Schedule 14D-9”) and, unless previously withdrawn in accordance with Section 6.2(d) or Section 6.2(e), shall include in the Schedule 14D-9, the Board Recommendation. The Company shall (i) include in the Schedule 14D-9 a notice of appraisal rights required to be delivered by the Company under 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other Applicable Law, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish the Company with all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9, and all other information concerning Parent and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of Applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is made by the Company with respect to information supplied by or on the behalf of Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Change in Recommendation made in accordance with Section 6.2(d). The Company shall (A) provide Parent and its counsel any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent and its counsel prompt telephonic notice of any oral comments received from the SEC staff), (B) provide Parent and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments timely made by Parent and its counsel on any such proposed responses; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any such response or comments that relates to any Change in Recommendation made in accordance with Section 6.2(d). The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b)Stockholder Lists. In connection with the Offer, the Company shall furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Parent and Merger Sub (i) promptly after the date of this Agreement and (ii) from time to time thereafter as requested by Parent, with a list of its stockholders and mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession regarding the beneficial owners of the Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to Applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives shall (x) hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (y) if this Agreement is terminated, promptly either deliver to the Company or destroy, and shall direct their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

Section 2.3The Closing. Unless this Agreement shall have been validly terminated pursuant to Section 8.1, upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place as soon as practicable after (but in any event on the same day as) the Offer Acceptance Time, subject to satisfaction or, to the extent permitted hereunder and by Applicable Law, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Applicable Law) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, New York 10022, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed upon in writing by the parties hereto.

Section 2.4The Merger.

(a)Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as promptly as practicable on the Closing Date, Parent, Merger Sub and the Company shall (i) cause a certificate of merger (the “Certificate of Merger”), to be executed and delivered to the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) for filing in such form as required by and in accordance with the applicable provisions of the DGCL and (ii) take all other necessary or appropriate action to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company. The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL.

(b)Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been duly filed with the Delaware Secretary or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c)Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, including Section 251(h) thereof, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.5Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder thereof or any other Person:

(a)except as otherwise provided in Section 2.5(b), Section 2.5(c), Section 2.5(d), Section 2.7 or Section 2.9, each Share outstanding immediately prior to the Effective Time shall (i) be converted automatically into the right to receive an amount in cash equal to the Per Share Amount, without interest (the “Merger Consideration”) and (ii) cease to be outstanding and shall automatically be canceled and cease to exist and each holder of a Certificate representing any such Shares shall have only the right to receive the Merger Consideration with respect thereto in accordance with Section 2.6 or Section 2.8(c), as applicable;

(b)each Share owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time (other than Shares irrevocably accepted for payment by Merger Sub in connection with the Offer) shall be canceled and cease to exist, and no payment shall be made with respect thereto and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(c)each Share owned by the Company or held in the Company’s treasury immediately prior to the Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(d)each Share owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding and no payment shall be made with respect thereto; and

(e)each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), which, along with any Shares that remain outstanding pursuant to Section 2.5(d), shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

Section 2.6Surrender and Payment.

(a)Paying Agent and Payment Fund. Prior to the expiration of the Offer, Parent shall appoint a paying agent reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 2.5(a). Promptly after the expiration of the Offer, Parent shall deposit, or shall cause to be deposited with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5(a) (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of any outstanding Merger Consideration to be paid in exchange for Shares accepted for payment pursuant to Section 2.1(d) or converted in the Merger pursuant to Section 2.5(a), Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall not be used for any purpose other than to pay the aggregate Per Share Amount in the Offer and the Merger. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to or at the direction of Parent. Promptly after the Effective Time and in any event no later than five (5) Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.5(a), a letter of transmittal and instructions (which shall specify that delivery of the Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Shares to the Paying Agent and include instructions for use in effecting the surrender of certificates evidencing such Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.12) or to non-certificated Shares represented by book-entry account statements (“Book-Entry Shares”) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify (after due consultation with the Company) prior to the Offer Acceptance Time) for use in effecting the surrender of Shares in exchange for payment of the Per Share Amount for each Share.

(b)Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of the Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of the exchange of Book-Entry Shares. Until so surrendered or transferred each such Certificate or Book-Entry Shares shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Book-Entry Shares.

(c)Unregistered Transferees. If any portion of the aggregate Merger Consideration to be paid in respect of any Certificate or Book-Entry Shares is to be paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Shares is or are registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Shares shall be presented to the Paying Agent with documents required to evidence such transfer and (ii) the Person requesting such payment shall either pay to the Paying Agent any transfer or other Tax required as a result of such payment being made to a Person other than the registered holder of such Certificate or Book-Entry Shares or otherwise establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)No Other Rights. The Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Share and from and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificates or Book-Entry Share shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Per Share Amount to which such holder is entitled pursuant to the Merger. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except to receive, upon surrender of a Certificate or Book-Entry Share pursuant to and in accordance with this Section 2.6, the Merger Consideration in respect of each Share represented thereby, except as otherwise provided herein or by Applicable Law.

(e)Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares at any time following the date that is twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.6 prior to that time shall, subject to abandoned property, escheat or other Applicable Laws, thereafter look only to the Surviving Corporation (subject to Section 2.11) as general creditors thereof for payment of the Merger Consideration.

Section 2.7Dissenting Shares. Notwithstanding Section 2.6 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand appraisal and who has properly exercised and perfected a demand for appraisal of such Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s right to appraisal and payment under the DGCL with respect to such Shares (any such Shares, “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that, if, after the Effective Time, such holder fails to perfect, withdraws, waives or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.5(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares. The Company shall provide Parent with prompt written notice and copies of any demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice and/or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct and control all negotiations and proceedings with respect to any such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.8Company Restricted Stock Units.

(a)Company Restricted Stock Units. Each Company Restricted Stock Unit outstanding immediately prior to the Offer Acceptance Time, whether vested or unvested, shall become fully vested and shall be canceled as of immediately prior to, and contingent upon, the Effective Time (without regard to the exercise price of such Company Restricted Stock Unit) in exchange for the right to receive a lump-sum cash payment in the amount of the RSU Consideration, if any, with respect to such Company Restricted Stock Unit.

(b)At or prior to the Offer Acceptance Time, the Company, the Company Board and the Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the provisions of this Section 2.8. The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

(c)As soon as reasonably practicable after the Effective Time (but no later than ten (10) calendar days after the Effective Time), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the amounts provided for in Section 2.8(a) that are payable with respect to Company Restricted Stock Units through, to the extent applicable, the Surviving Corporation’s payroll to the holders of Company Restricted Stock Units, less applicable Taxes required to be withheld (other than the employer’s share of applicable withholding taxes). As of the Offer Acceptance Time, each holder of a Company Restricted Stock Unit or Company Restricted Share shall cease to have any rights with respect thereto, except the right to receive the payments provided for under this Section 2.8.

(d)To the extent a payment pursuant in this Section 2.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

Section 2.9Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Per Share Amount, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.10Withholding Rights. Notwithstanding any other provision of this Agreement, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled (i) to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any provision of any applicable Tax law and (ii) to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall (i) be timely paid to the appropriate Taxing Authorities and (ii) to the extent paid to the appropriate Taxing Authorities, be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.11No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent, any of their respective Affiliates or any other Person shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.12Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Amount to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.13Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

Section 2.14Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article 2, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take, and shall take, all such action.

Article 3
THE SURVIVING CORPORATION

Section 3.1Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth in Exhibit B hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and Applicable Law (but subject to Section 6.8).

Section 3.2Bylaws. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time as set forth in Exhibit C hereto, and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and Applicable Law (but subject to Section 6.8).

Section 3.3Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the publicly available Company SEC Documents filed with the SEC after January 1, 2018 and prior to the date of this Agreement (other than as set forth in the “forward-looking statements” or the “risk factors” contained therein or other disclosures that are predictive, cautionary or forward-looking in nature); provided that this clause (a) shall not be applicable to Section 4.3 (Corporate Authorization),  Section 4.4 (Governmental Authorization),  Section 4.6 (Capitalization), Section 4.11(c) (Absence of Certain Changes), Section 4.25 (Brokers’ Fees), or Section 4.26 (Opinion of Financial Advisor), or (b) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Company

Disclosure Letter that such disclosure is responsive to such other numbered and lettered section or subsection of this Article 4), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. The Company has the requisite corporate power and authority to carry on its business as now conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have or would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not had, and would not reasonably be expected to have, individually of in the aggregate, a Company Material Adverse Effect. The Company has the requisite corporate power and authority to own and use its assets, properties and rights in the manner in which its assets, properties and rights are currently owned and used, except where any failure thereof has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.2Organizational Documents. The Company has Made Available to Parent, prior to execution of this Agreement, true, correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation of any material provision of such Organizational Documents.

Section 4.3Corporate Authorization.

(a)Authority; Enforceability. (i) The Company has all requisite corporate power and authority to enter into this Agreement, perform its covenants and obligations hereunder and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.11, to consummate the Transactions and (ii) the execution, delivery and performance by the Company of this Agreement and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.11, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action on the part of the Company subject, in the case of the Merger, to the filing with the Delaware Secretary of the Certificate of Merger as required by the DGCL. The Company has duly and validly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b)Company Board Approval and Board Recommendation. The Company Board has unanimously, by resolutions duly adopted by the requisite vote of the directors (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) declared that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, (iii) determined to recommend that the stockholders of the Company (other than Parent and its Subsidiaries) accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, (iv) assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.11, taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other Applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company, this Agreement or the Transactions and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the Offer Acceptance Time (the matters described in clauses (i) through (v), the “Board Recommendation”). Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.11, and the Merger is effected under Section 251(h) of the DGCL, no vote of the holders of Company Common Stock or any other equity interests of the Company will be required to adopt this Agreement or to approve and consummate the Transactions.

Section 4.4Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, consent, waiver, approval, authorization or Permit from or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and the Schedule 14D-9 and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any rule or regulation of NYSE American and (v) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or would not or would not reasonably be expected to prevent, materially delay or materially impair the Company from consummating the Offer or the Merger or any of the other transactions contemplated by this Agreement when required pursuant to the terms and conditions of this Agreement.

Section 4.5Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company, (ii) assuming compliance with the matters referred to in Section 4.4 and the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.11, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a default under, or result in the termination or cancellation of, or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration (including any acceleration payments) or cancellation (in each case, with or without notice or lapse of time or both) under any Specified

Contract or Lease Agreement to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties, rights or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of the Company or any of the Company Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or would not or would not reasonably be expected to prevent, materially delay or materially impair the Company from consummating the Offer or the Merger or any of the other transactions contemplated by this Agreement when required pursuant to the terms and conditions of this Agreement.

Section 4.6Capitalization.

(a)The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Restated Certificate of Incorporation, as filed with the Delaware Secretary on December 30, 1986 (as amended). At the close of business on November 23, 2020 (the “Capitalization Date”), there were (i) 24,522,534 Shares issued and outstanding, (ii) 3,291,238 Shares issued and held in treasury; (iii) 330,000 Company Restricted Stock Units, each granted under the Company Stock Plans, issued and outstanding, of which none are subject to performance vesting, and (iv) no shares of Company Preferred Stock issued and outstanding or held by the Company in treasury. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive, anti-dilutive or similar rights. No Subsidiary of the Company owns any shares of capital stock of the Company. As of the Capitalization Date, 920,000 Shares were reserved for issuance pursuant to the Company Stock Plans.

(b)The Company has Made Available to Parent, as of the Capitalization Date, a complete and correct list of all outstanding Company Restricted Stock Units, including the number of shares of capital stock subject to such award, the name or employee identification number of the holder thereof, the grant date and vesting schedule. The Company stock plans set forth on Section 4.6(b) of the Company Disclosure Letter (the “Company Stock Plans”) are the only plans or programs the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Company Restricted Stock Units have been granted under the Company Stock Plans or otherwise. With respect to each grant of a Company Equity Award, (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan and Applicable Law and (ii) each such grant was properly accounted for in accordance with GAAP in the Company SEC Documents (including financial statements) and all other Applicable Laws.

(c)Except as set forth in this Section 4.6 and for changes since the Capitalization Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date, there are no outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or the Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of the Company or any of the Company Subsidiaries, (iii) options, warrants, calls or other rights or arrangements to acquire from the Company or any of the Company Subsidiaries, or other obligations or commitments of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting agreements, voting trusts, stockholders’ agreements, proxies or other agreements or understanding to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, the Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments of any character (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock or Indebtedness of the Company or any of the Company Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of the Company Subsidiaries. All Company Restricted Stock Units may, by their terms, be treated in accordance with Section 2.8. No Company Subsidiary owns any Company Securities.

(d)Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote on any matters on which stockholders of the Company may vote.

Section 4.7Subsidiaries.

(a)Subsidiary Capital Stock. Neither the Company nor any of the Company Subsidiaries, (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than the Company or the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution or loan to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to Applicable Law) or voting rights. Any dissolution by the Company of any Person which was formerly a Company Subsidiary and which the Company dissolved prior to the date of this Agreement was performed in compliance in all material respects with Applicable Law.

(b)Organization; Qualification. Section 4.7(b) of the Company Disclosure Letter identifies each Company Subsidiary, indicates its jurisdiction of organization and indicates the type and amount of shares of capital stock or other equity securities of, or other ownership interests in, such Company Subsidiary that the Company or a Company Subsidiary owns. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority and all governmental licenses, authorizations, permits, consents, and approvals required to own and use its assets in the manner in which its assets are currently owned and used, except (other than with respect to such Company Subsidiary’s due organization, valid existence and good standing) where any failure thereof has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each such Company Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c)Organizational Documents. The Company has Made Available to Parent, prior to the execution of this Agreement, true, correct and complete copies of the Organizational Documents of each Company Subsidiary as of the date of this Agreement, as they may have been amended, and (i) the Organizational Documents of each Company Subsidiary are in full force and effect and (ii) no Company Subsidiary is in violation of any material provision of its Organizational Documents.

Section 4.8SEC Filings and the Sarbanes-Oxley Act.

(a)Since January 1, 2018, the Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) all Company SEC Documents. The Company has Made Available to Parent true, correct and complete unredacted copies of all documents filed as exhibits to the Company SEC Documents filed on or after January 1, 2018 and prior to the date of this Agreement that were the subject of a request to the staff of the SEC for confidential treatment. No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)As of its filing date (or, if amended, supplemented, modified or superseded by a subsequent filing, on the date of such filing), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, in each case, applicable to such Company SEC Documents.

(c)Each Company SEC Document did not at the time it was filed or furnished (or, if amended, supplemented, modified or superseded by a subsequent filing, on the date of such filing), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by the Company from the SEC or its staff with respect to the Company SEC Documents and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC other than routine periodic reviews pursuant to SEC policy and the Sarbanes-Oxley Act.

(e)Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary on any Financial Statements.

(f)With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and (A) the statements contained in any such certifications were complete and correct and (B) such certification complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, the Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement. Since January 1, 2018, the Company has been in compliance in all material respects with all listing and corporate governance requirements of NYSE American and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of the Sarbanes-Oxley Act.

Section 4.9Financial Statements; Internal Controls.

(a)The Audited Financial Statements and the Unaudited Financial Statements (i) complied as to form with the published rules and regulations of the SEC applicable thereto, as of their respective filing dates with the SEC, in all material respects, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the dates thereof and their consolidated results of operations and cash flows of the Acquired Companies as of the dates or for the periods presented therein (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments that are not material in amount or nature and the absence of notes).

(b)The Company has established, maintains, and at all times since January 1, 2018 has maintained “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is reasonably effective in ensuring the reliability of the Company’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to the Company’s independent public accounting firm and audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company or the Company Subsidiaries. Since January 1, 2018, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by the Company that would reasonably be expected to be adverse to the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of the Acquired Companies who have a significant role in the Company’s internal control over financial reporting.

(c)The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to reasonably ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)Since January 1, 2018, the Company has not received or been made aware of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

Section 4.10Disclosure Documents. None of the information supplied, or to be supplied, by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents or any information contained in any document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the Offer (other than any information supplied by Parent or Merger Sub), including the Schedule 14D-9, will, at the time such document is filed with the SEC, at any time it is amended or supplemented and at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. The Schedule 14D-9 and each document required to be filed by the Company with the SEC in connection with the Offer will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

Section 4.11Absence of Certain Changes. Since the Audited Balance Sheet Date and through the date of this Agreement, (a) the Acquired Companies have conducted their business in all material respects in the ordinary course of business consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any action taken by any of the Acquired Companies that, if taken during the Pre-Closing Period without Parent’s consent, would constitute a breach of any of clauses (iv), (vii), (x)-(xvi), (xviii), (xx) or (xxi), or solely with respect to the foregoing clauses, clause (xxiv) of Section 6.1(b) and (c) there has not been any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 4.12No Undisclosed Liabilities. The Acquired Companies do not have any Liabilities, except for: (i) Liabilities disclosed, reflected or reserved against in the Financial Statements or the notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (ii) Liabilities incurred in connection with the Transactions; (iii) Liabilities for performance of obligations of the Acquired Companies under Contracts binding upon the applicable Acquired Company (other than resulting from any breach or acceleration thereof) that the Company has Made Available to Parent or Contracts (other than Specified Contracts) entered into in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date; (iv) Liabilities incurred in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date; and (v) Liabilities that have not been, and would not reasonably be expected to be, material to the Acquired Companies.

Section 4.13Litigation. There is no (a) Proceeding pending against or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective officers or directors or their respective properties, rights or assets and (b) neither the Company nor any of the Company Subsidiaries nor any of their respective assets, rights or properties is subject to any Order, and to the Company’s Knowledge, no such Order is threatened to be imposed, except which, in the case of either clauses (a) or (b), has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole or would not or would not reasonably be expected to prevent, materially delay or materially impair the Company from consummating the Offer or the Merger or any of the other transactions contemplated by this Agreement when required pursuant to the terms and conditions of this Agreement.

Section 4.14Compliance with Applicable Law.

(a)Since January 1, 2018, the Company and each of the Company Subsidiaries are and have been in compliance with all Applicable Law and Orders, except where any instances of non-compliance have not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has received any written notice (i) of, or to Company’s Knowledge, any other communication regarding, any Proceeding by any Governmental Authority relating to the Company or any of the Company Subsidiaries or (ii) or to the Company’s Knowledge, any other communication from any Governmental Authority alleging that the Company or any of the Company Subsidiaries are not in compliance with any Applicable Law or Order, in either case, except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

(b)Except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, (i) each of the Company and each Company Subsidiary has in effect all Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties, rights and assets and to carry on its businesses and operations as now conducted and (ii) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under or, violations of, Permits.

Section 4.15Anticorruption Matters.

(a)Since January 1, 2016, the Company, the Company Subsidiaries, and, to the Company’s Knowledge, each of their respective officers, directors, employees, and agents (each acting in their capacity as such) (each, a “Company Representative”) have been in compliance with the U.S. Foreign Corrupt Practices Act and in material compliance with all other applicable Anticorruption Laws. The Company and the Company Subsidiaries have established, implemented and continue to maintain internal controls and procedures reasonably designed to ensure material compliance with Anticorruption Laws, including controls and procedures designed to ensure that the employees and agents of the Company or any of the Company Subsidiaries do not make payments in violation of Anticorruption Laws.

(b)Since January 1, 2016, the Company, the Company Subsidiaries, and, to the Company’s Knowledge, all Company Representatives have been in compliance with all applicable export control and economic sanctions laws, regulations, and executive orders of the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S.

Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce) (collectively, “Sanctions”).  None of the Company, the Company Subsidiaries, or, to the Company’s Knowledge, any Company Representative: (i) has been or is designated on OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, or any other similar list of designated Persons established pursuant to Sanctions (collectively, “Sanctioned Persons”); (ii) has been or is owned or controlled by a Sanctioned Person; (iii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any country or territory that is the subject or target of comprehensive Sanctions (at the time of this agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine, and collectively, “Sanctioned Countries”); or (iv) has participated in any transaction or business dealing in any Sanctioned Country or, to the Company’s Knowledge, with any Sanctioned Person.

Section 4.16Specified Contracts.

(a)As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b)Section 4.16(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i)each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries, in each case, in excess of $200,000, is outstanding or may be incurred, other than any such Contract between or among (1) any of the Company and any of the Company Subsidiaries, or (2) the Company or any of the Company Subsidiaries and any subcontractors for ongoing projects entered into in the ordinary course of business;

(ii)each Contract or series of related Contracts to which the Company or any of the Company Subsidiaries is a party entered into since January 1, 2018 or with respect to which the Company or any of the Company Subsidiaries has any continuing material obligations, in each case, relating to the acquisition or disposition, directly or indirectly, by the Company or any of the Company Subsidiaries of any business, equity interests, properties, rights or assets (whether by merger, sale or purchase of equity interests, sale or purchase of assets or otherwise) for, in each case, aggregate consideration of more than $100,000, except for acquisitions and dispositions of properties and assets in the ordinary course of business;

(iii)each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of any Acquired Company;

(iv)each Contract with any Governmental Authority;

(v)each material Contract relating to material Intellectual Property or material IT Assets, other than non-exclusive commercially available software or non-exclusive licenses granted by the Company or Company Subsidiaries in the ordinary course of business;

(vi)any Contract for capital expenditures or the acquisition or construction of fixed assets which requires annual aggregate future payments in excess of $200,000;

(vii)any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other person;

(viii)any collective bargaining agreement or other agreements with any labor organizations, works councils, trade unions or other employee representatives;

(ix)other than the Organizational Documents of the Company or any of its Subsidiaries, any Contract that provides for indemnification by the Company of any officer, director, member, manager or employee of the Company or any Subsidiary of the Company;

(x)any Contract pursuant to which the Company or any of its Subsidiaries has submitted a currently pending or outstanding bid, tender, offer or proposal to deliver or provide materials or products or provide services valued in excess of $750,000 or perform or incur other obligations in excess of $750,000 and which, as of the date hereof, would reasonably be expected to become a legally binding obligation of the Company or such Subsidiary by the unilateral act(s) of one or more Persons (other than the Company and its Subsidiaries);

(xi)any Contract with a top ten customer of the Company and its Subsidiaries by revenue for the twelve months ended December 31, 2019 or for the nine-months ended September 30, 2020; and

(xii)is a settlement, conciliation or similar Contract (A) with any Governmental Authority entered into on or after January 1, 2018, (B) which would require the Company or any of its Affiliates to pay consideration of more than $250,000, or (C) that subjects the Company or any of its Affiliates to any material ongoing requirements or restrictions.

Each Contract of the type described in this Section 4.16(b) and each Filed Company Contract is referred to herein as a “Specified Contract”. As of the date of this Agreement, the Company has Made Available to Parent true and complete copies of each Specified Contract, together with all modifications and amendments thereto. There are no oral Specified Contracts.

(c)Each Specified Contract is in full force and effect and is a legal, valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions, except where the failure of such Contract to be valid, binding, enforceable or in full force and effect, has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole. None of the Company nor any of the Company Subsidiaries party to any Specified Contract is or, to the Company’s Knowledge alleged in writing to be, in breach of or default under, or as of the date of this Agreement has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, and as of the date hereof and to the Company’s Knowledge, no other party to any Specified Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, except in each case as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole. To the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by the Company, (ii) result in a right of termination, modification or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of the Company under any Specified Contract, except, in the case of clauses (i), (ii) and (iii), as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

(d)Set forth on Section 4.16(d) of the Company Disclosure Letter are the ten (10) largest customers and ten (10) largest suppliers of the Company, on a consolidated basis, for each of the years ended on December 31, 2019 and the nine-months ended September 30, 2020). Except as would not be material to the Company, the Company has not received any written notice from any such customer or supplier that such customer or supplier intends to terminate, materially reduce, or not renew, its relationship with the Company. Except as set forth on Section 4.16(d) of the Company Disclosure Letter, the Company has not made any bid or proposal that is reasonably expected to be of a loss-making nature (that are known or likely to result in a loss to the Company) on completion of performance ascertained by reference to gross margin (direct and indirect labor, materials, and overheads in accordance with GAAP and past practices).

(e)To the Company’s Knowledge, the Company is not, and no Subsidiary of the Company is, a party to a Contract that (i) contains “most favored nation” terms or conditions (including with respect to pricing), exclusivity obligations, or rights of first refusal or rights of first offer (or similar terms) or (ii) materially restricts the Company or any of its Affiliates from engaging in any material line of business, developing, marketing or distributing products or services, grants exclusive rights to any Person with respect to any product, service, or geographic area, or obligates the Company or any of its Affiliates not to compete with another Person or in any geographic area or during any period of time.

Section 4.17Taxes.

(a)(i) The Company and each of the Company Subsidiaries have filed all income and other material Tax Returns required to be filed by Applicable Law to be filed by the Company or any of the Company Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) all such Tax Returns are accurate and complete in all material respects; and (iii) the Company and each of the Company Subsidiaries have paid or withheld (or have had paid or withheld on their behalf) all Taxes required to be paid or withheld (whether or not shown on any Tax Return); except in each case of clauses (i), (ii) and (iii) with respect to matters for which adequate reserves, in accordance with GAAP, have been reflected in the Financial Statements.

(b)The Company and each Company Subsidiary has deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party or other Person, and has complied with all reporting and record keeping requirements.

(c)The Company and each Company Subsidiary has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(d)Neither the Company nor any of the Company Subsidiaries (i) has requested, granted or agreed to any extension or waiver of the statute of limitations period applicable to any Tax Return of the Company or any of the Company Subsidiaries (whether or not filed), which period (after giving effect to such extension or waiver) has not yet expired or (ii) has executed or filed any power of attorney with respect to Taxes which will be in effect after the Closing.

(e)(i) No deficiencies for a material amount of Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed in writing or, to the Company’s Knowledge, otherwise, by any Taxing Authority; (ii) there is no assessment, dispute, audit, investigation, examination or Proceeding in progress, pending or threatened in writing against or with respect to the Company or any of the Company Subsidiaries, nor, to the Company’s Knowledge, threatened or contemplated, in respect of any material Tax; and (iii) no claim has been made in writing or, to the Company’s Knowledge, otherwise, by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation or required to file Tax Returns in that jurisdiction.

(f)There are no Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than Permitted Liens.

(g)Neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign law).

(h)(i) Neither the Company nor any of the Company Subsidiaries is or has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company and/or any Company Subsidiary is or was the common parent) and (ii) neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), by operation of law, as a transferee or successor, or by Contract or otherwise.

(i)Neither the Company nor any of the Company Subsidiaries (i) has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax law) or (ii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a prepaid amount received, or paid, prior to the Closing Date (B) an installment sale or open transaction disposition made on or prior to the Closing Date, (C) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law) or (D) a gain recognition agreement or closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date.

(j)There are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) with respect to or involving the Company or any of the Company Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among the Company and the Company Subsidiaries.

(k)None of the Company or any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) that occurred during the two (2)-year period ending on the date hereof.

(l)Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)Neither the Company nor any of the Company Subsidiaries has (i) deferred payment of payroll Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act or any similar applicable federal, state or local law or (ii) taken, claimed, or applied for an employee retention tax credit or loan under the Paycheck Protection Program administered by the United States Small Business Administration.

(n)Neither the Company nor any of the Company Subsidiaries was required to include any amounts in income as a result of the application of Code Section 965 nor has made any election pursuant to Code Section 965(h).

(o)Neither the Company nor any of the Company Subsidiaries has applied for a ruling or determination from a Taxing Authority regarding a past or prospective transaction.

Section 4.18Employee Benefit Plans.

(a)Section 4.18(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Employee Plan as of the date of this Agreement (excluding any employment agreements or offer letters providing for annual compensation of less than $150,000 and any direct agreements with current individual consultants or individual contractors with hourly compensation that is less than $250 per hour (or the annual equivalent), other than any such agreements that provide for any severance or change in control payments). “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other plan, program, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, welfare benefits including in the form of insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits post-employment or retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits, or any other similar fringe, welfare or other employee benefit contract, plan, agreement, arrangement or policy that is maintained, administered or contributed to by the Company or any Company Subsidiary for the benefit of or relating to any current or former employee, consultant, independent contractor, officer or director of the Company or any Company Subsidiary (collectively, “Company Employees”), or with respect to which the Company or any Company Subsidiary has any Liability, other than any plan, policy, program or arrangement mandated by Applicable Law.

(b)With respect to each material Company Employee Plan, the Company has Made Available to Parent complete and accurate copies, to the extent applicable to such Company Employee Plan, of: (A) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (B) the most recent determination letter (or, if applicable, advisory or opinion letter), if any, from the IRS; (C) all material correspondence to or from any Governmental Authority received in the last year with respect to any Company Employee Plan and (D) the plan documents and summary plan descriptions and any material modifications thereto, and all related trust documents, insurance contracts or other funding vehicles.

(c)Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains or contributes to (or is obligated to contribute to) or in the last six (6) years has sponsored, maintained or contributed to (or has been obligated to contribute to) any (i) plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA or (iii) multiple employer plan, as defined in Section 413(c) of the Code or otherwise or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 or 4064 of ERISA. Section 4.18(c) of the Company Disclosure Letter identifies each Company Employee Plan that is a multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA (each, a “Multiemployer Plan”). With respect to each such Multiemployer Plan, (A) all contributions required to be paid by the Company, the Company Subsidiaries and their Affiliates have been timely paid to the applicable Multiemployer Plan, and (B) neither the Company, any of the Company Subsidiaries or any of their Affiliates has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied.

(d)Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter to the effect that such Company Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending or has time remaining in which to file an application for such determination from the IRS, no such determination letter has been revoked and revocation has not been threatened, and to the Company’s Knowledge there exists no reason why any such determination or opinion letter would reasonably be expected to be revoked or not be issued or that would otherwise materially adversely affect the qualified status of any such Company Employee Plan. Each Company Employee Plan has been maintained, operated and administered in compliance, in all material respects, with its terms and with the requirements prescribed by Applicable Law.

(e)To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries or any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a material future penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of the Company Subsidiaries or any Company Employee Plan.

(f)Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event), (i) cause any payment, severance or benefit to become due or payable, or required to be provided, to any Company Employee, (ii) increase the amount or value of any benefit, compensation, severance or other material obligation otherwise payable or required to be provided to any such Company Employee, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits, (v) limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any Company Employee Plan, (vi) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code, or (vii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has Made Available to Parent true and complete copies of any Code Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Transactions.

(g)Neither the Company nor any of the Company Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(h)The Company, each of the Company Subsidiaries and each Company Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and related guidance promulgated thereunder (collectively, the “Affordable Care Act”), including the applicable information reporting requirements under Sections 6055 and 6056 of the Code. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary or any Health Plan to any liability for penalties, excise taxes or assessable payments under Section 4980D or 4980H of the Code or any other provision of the Affordable Care Act, nor has the Company or any Company Subsidiary received any correspondence from the IRS or other agencies indicating that such penalties, excise taxes or assessable payments are or may be due.

(i)There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Company’s Knowledge, threatened against or involving, any Company Employee Plan (other than any routine claim for benefits), the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority, except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

Section 4.19Labor and Employment Matters.

(a)The Company and each Company Subsidiary is in material compliance, and has since January 1, 2018, been in material compliance, with all Applicable Law respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to Company Employees.

(b)As of the date of this Agreement, and since January 1, 2018, (i) there are and have been no material charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices or actions of the Company or any Company Subsidiary or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, and (ii) to the Company’s Knowledge, no material complaints or charges relating to employment practices or actions of the Company or any Company Subsidiary have been made to any Governmental Authority or submitted in writing to the Company or any Company Subsidiary.

(c)To the Company’s Knowledge, since January 1, 2018, neither the Company nor any of the Company Subsidiaries has had, and as of the date of this Agreement does not have, any material direct or indirect liability with respect to any misclassification of any person as an independent contractor or contingent worker rather than as an “employee,” with respect to any Company Employee leased from another employer or with respect to the classification of an employee as overtime exempt.

(d)Since January 1, 2018, neither the Company nor any Company Subsidiary has incurred any material liability or obligation under the WARN Act that remains unsatisfied.

(e)The Company and all Company Subsidiaries are, and at all times since January 1, 2019, have been in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 and the obligations to complete and maintain Form I-9s to the extent required by Applicable Laws.

(f)Since January 1, 2018, neither the Company nor any Company Subsidiary has been party to a settlement agreement with a current or former director, officer, employee, applicant or independent contractor resolving allegations of sexual harassment. There are, and since January 1, 2018, there have not been, any material allegations of sexual harassment by or against any current or former director, officer, or employee of the Company or any Company Subsidiary.

(g)Section 4.19(g) of the Company Disclosure Letter contains a correct and complete list identifying each collective bargaining agreement, Contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body to which the Company or a Company Subsidiary is a party.

(h)As of the date hereof and since January 1, 2018, (i) to the Company’s Knowledge, there is no organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of the Company Subsidiaries and (ii) neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. There is no pending or, to the Company’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving the Company or any Company Subsidiary or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages since January 1, 2018, to the date hereof.

Section 4.20Insurance Policies. All material insurance policies of the Acquired Companies relating to the business, assets and operations of the Acquired Companies are in full force and effect, are sufficient to comply with Applicable Law and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Acquired Companies operate. No written notice of cancellation or modification has been received by the Company or any of the Company Subsidiaries, neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums), and, to the Company’s Knowledge, no event has occurred which would reasonably be expected to result in the cancellation of coverage or default by any insured thereunder. There is no material claim pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies. Since January 1, 2018, neither the Company nor any Company Subsidiary has received a denial of coverage or reservation of rights with respect to any material claim by the underwriters of such policies. Since January 1, 2018, neither the Company nor any Company Subsidiary is aware of any underwriter refusing to renew an insurance policy.

Section 4.21Environmental Matters.

(a)The Acquired Companies are and have at all times been in material compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and being in material compliance with all Permits required under any applicable Environmental Law necessary to lawfully own, lease or otherwise hold and operate their respective properties and assets and to carry on their respective businesses and operations as currently conducted (“Environmental Permits”), and neither the Company nor any Company Subsidiary has received any written notice of nonrenewal, revocation, amendment, cancellation, limitation, suspension or termination of any Environmental Permits.

(b)Neither the Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any pending or, to the Company’s Knowledge, threatened material claim, Proceeding or Order, in each case relating to or arising under Environmental Law or Environmental Permits.

(c)There has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in material Liability or a material requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law.

(d)None of the Acquired Companies has received any written notice, report or other information of or entered into any written agreement, Order, settlement, judgment, injunction, indemnity or decree involving uncompleted, outstanding or unresolved violations, Liabilities or requirements on the part of any of the Acquired Companies or any other Person for which any of the Acquired Companies may be liable, relating to or arising under applicable Environmental Laws, Environmental Permits or Hazardous Substances.

(e)To the Company’s Knowledge, the Company has Made Available to Parent copies of all reports or other similar documents that contain material information regarding any of the Acquired Companies, and the compliance with or Liability under Environmental Laws, including, but not limited to, any environmental site assessments, compliance audits, investigations, remedial action, or impact reviews, to the extent such report or similar document is in the possession or control of the Company or any of the Company Subsidiaries.

Section 4.22Intellectual Property.

(a)Section 4.22(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Company Owned IP that is registered, issued or the subject of a pending application for registration with any Governmental Authority.

(b)Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) an Acquired Company exclusively owns and possesses all right, title and interest in and to the Company Owned IP, free and clear of all Liens (other than Permitted Liens), and (ii) the Acquired Companies own or have sufficient rights to use all Company Intellectual Property used in the conduct of their respective businesses as currently conducted.

(c)There has, since January 1, 2018 not been, and no Proceeding is pending and served or, to the Company’s Knowledge, threatened against an Acquired Company: (i) challenging the use, validity or ownership by the Acquired Companies of any of the Company Intellectual Property (excluding ordinary course patent and trademark prosecution communications and actions); (ii) alleging that the use or exploitation of the Company Intellectual Property infringes, misappropriates or otherwise violates any Intellectual Property rights of another Person; or (iii) alleging that the operation of the business of any of the Acquired Companies has infringed, misappropriated or otherwise violated any third-party Intellectual Property rights, and there is no valid basis for any of the foregoing Proceedings, in the case of each of clause (i), (ii) or (iii), except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the IT Assets owned by the Acquired Companies are adequate and sufficient for the operations of the Acquired Companies as currently conducted.

(e)Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Acquired Company has adopted commercially reasonable controls with respect to privacy, data protection, security and the collection, storage, disposal and use of Personal Information gathered or accessed in the ordinary course of the operations of the Acquired Companies, (ii) to the Company’s Knowledge, during the last three (3) years, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any IT Assets or any Personal Information maintained, collected, stored, disposed of or processed by or on behalf of any of the Acquired Companies and (iii) the Acquired Companies are in compliance in all material respects with all applicable Privacy and Data Security Laws and all contractual commitments that they have entered into with respect to Personal Information.

Section 4.23Real Property.

(a)Section 4.23(a) of the Company Disclosure Letter sets forth a true and complete list of the addresses of all material real property owned by the Company or any of the Company Subsidiaries (together with all buildings, improvements and fixtures located thereon and appurtenances thereto, the “Owned Real Property”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies have good and marketable fee title to all Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b)Section 4.23(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) all material real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries and the address thereof (each, a “Leased Property”, together with the Owned Real Property, the “Real Property”)) and (ii) with respect to each Leased Property, a description of each lease, sublease, license, sublicense or other occupancy agreement, in each case, including all amendments thereto, demising any such Leased Property to the Company or any Company Subsidiary (each, a “Lease Agreement”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease Agreement is a legal, valid and binding obligation of the Acquired Company party thereto and, to the Company’s Knowledge, the other party thereto enforceable in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Acquired Companies (i) hold a valid and existing leasehold interest or leasehold estate in each Leased Property and (ii)

hold good and valid title to all material tangible properties and assets owned by the Acquired Companies in each Leased Property, in each case, free and clear of all Liens other than Permitted Liens.

(c)With respect to each Real Property, (i) neither the Company nor any of the Company Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Real Property or any portion thereof, or otherwise assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein, (ii) there is no pending or, to the Company’s Knowledge, threatened condemnation, proceeding with respect to any Real Property, and possession and quiet enjoyment of the Real Property by the applicable Acquired Company under each Lease Agreement has not been disturbed in any material respect, and (iii) there exists no default or any event that with notice or the passage of time, or both, would become a default under any Lease Agreement, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as set forth in this Section 4.23(c) there has been no rent deferred under any Lease Agreement due to COVID-19 or otherwise that is currently unpaid or outstanding, and true, correct and complete copies, in all material respects, of each Lease Agreement and any such deferral arrangements and agreements have been provided to Parent. No Acquired Company owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign, convey or dispose of any material real estate or any material portion of or interest in the Real Property.

(d)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the Real Property of the Acquired Companies, and all material tangible assets and properties of the Acquired Companies located on the Real Property are in serviceable operating condition and repair (giving due account to the age, length of use and potential obsolescence of the same, and ordinary wear and tear excepted) and are substantially adequate for the conduct of the business by the Company and the Company Subsidiaries in substantially the same manner as it has heretofore been conducted.

Section 4.24Interested Party Transactions. Except as disclosed in the Company SEC Documents, none of the Company or any of its Subsidiaries is a party to any transaction or Contract between the Company or any of its Subsidiaries, on the one hand, and with any Affiliate, stockholder of the Company’s outstanding common stock or current or former director or executive officer of the Company or any of its Subsidiaries, on the other hand, and no event has occurred since the date of the Company’s last proxy statement to its stockholders that, in each case would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25Brokers’ Fees. Except for Stifel, Nicolaus & Company, Incorporated, a copy of whose engagement agreements (and all indemnification and other agreements related to such engagements) have been Made Available to Parent, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries, their respective Affiliates, or any of their respective executive officers or directors in their capacities as executive officers or directors, or who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Transactions, including the Offer and the Merger.

Section 4.26Opinion of Financial Advisor. The Company Board has received an opinion of Stifel, Nicolaus & Company, Incorporated to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Per Share Amount to be received by the holders of Shares (other than Parent, Merger Sub and their respective Affiliates and other than any Dissenting Shares) in the Offer and the Merger is fair, from a financial point of view, to such holders. A signed, correct and complete copy of each such opinion shall be delivered to Parent as soon as practicable following the execution and delivery of this Agreement for information purposes only.

Section 4.27Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.11, the restrictions on “business combinations” set forth in Section 203 of the DGCL and any other similar Applicable Law are not applicable to this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation and Bylaws is applicable to the Company, the Shares, the Offer, the Merger or the other Transactions.

Section 4.28No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4 or in any other agreement or certificate delivered in connection with the Transactions, none of the Company or any of its Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Parent, Merger Sub or their respective Representatives in connection with the Transactions, including the accuracy or completeness thereof and the Company hereby expressly disclaims any such other representations and warranties. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Letter) or in any other agreement or certificate delivered in connection with the Transactions, none of Parent, Merger Sub or any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter furnished or provided to the Company or Made Available to the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Parent Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 5) delivered by Parent and Merger Sub to the Company prior to or simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.1Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Each of Parent and Merger Sub is duly licensed and qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for it to carry on its business as now conducted, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.2Authorization; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement, perform its covenants and obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 5.3Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, consent, approval, authorization or permit from, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary and compliance with other applicable requirements of the DGCL in connection therewith, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws and stock exchange rules and (v) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which would not have a Parent Material Adverse Effect.

Section 5.4Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties, rights or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a Parent Material Adverse Effect.

Section 5.5Capitalization and Operation of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. As of the date of this Agreement, there were 100 shares of common stock, par value $0.01 per share, of Merger Sub validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned beneficially and of record by Parent, free and clear of all Liens and transfer restrictions except for Liens or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no Liabilities or obligations other than as contemplated hereby or otherwise incidental or ancillary to the Transactions.

Section 5.6No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent or a wholly owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which vote shall be taken or consent shall be given immediately following the execution and delivery of this Agreement.

Section 5.7Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. The Offer Documents and each document required to be filed by Parent or Merger Sub with the SEC in connection with the Offer will comply as to form in all material respects with the applicable requirements of the

Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 5.8Litigation. As of the date of this Agreement, (a) there is no Proceeding pending against or, to the knowledge of Parent, overtly threatened against, Parent or any of its Subsidiaries and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding Order, which, in either case, has had or if resolved adversely would have a Parent Material Adverse Effect.

Section 5.9Available Funds.

(a)Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter from the Equity Investor relating to the commitment of the Equity Investor to provide cash equity in the aggregate amount set forth therein for the purpose of (i) enabling Merger Sub, on the terms and subject to the conditions of the Merger Agreement, to pay the amounts payable by Merger Sub pursuant to Section 2.1(d), (ii) enabling Parent and the Surviving Corporation, as applicable, to make payments due under Section 2.8(c) and (iii) the payment of any fees and expenses incurred by Parent or Merger Sub in connection with the Transactions on the terms and subject to the conditions of the Merger Agreement (the “Equity Financing”). As of the date of this Agreement (A) the Equity Commitment Letter is in full force and effect and has not been withdrawn, terminated or rescinded in any respect or otherwise amended, supplemented or modified in any respect; (B) the Equity Commitment Letter is a legal, valid and binding obligation of Merger Sub and the Equity Investor; (C) except for the Equity Commitment Letter delivered to the Company, there are no side letters or other agreements, contracts or arrangements relating to the Equity Financing or the Equity Commitment Letter that could affect the amount, availability or conditionality of the Equity Financing, to which Merger Sub or the Equity Investor is a party; and (D) assuming the satisfaction of the conditions to Merger Sub's and Parent's obligation to consummate the Offer and effect the Merger (including pursuant to the Offer Conditions and Section 7.1), to the knowledge of Merger Sub and Parent, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (1) constitute a default or breach on the part of Merger Sub, Parent or their respective Affiliates with respect to the Equity Financing and the Equity Investor under any term of the Equity Commitment Letter, (2) result in a failure of any condition of the Equity Commitment Letter, or (3) result in any portion of the Equity Financing contemplated thereby to be unavailable.   The Equity Commitment Letter provides, and will continue to provide until the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, that the Company is a third-party beneficiary thereof that is entitled to cause the Parent to obtain the Equity Financing provided for subject to the terms and conditions set forth therein and in this Agreement.  As of the date hereof, Parent has not received any notice or other communication from any party to the Equity Commitment Letter with respect to (x) any actual or potential breach or default on the part of Parent or any other party to the Equity Commitment Letter or (y) any actual or potential failure to satisfy any condition precedent set forth in the Equity Commitment Letter.  Parent affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain financing for or related to any of the transactions contemplated by this Agreement.

(b)Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guaranty. As of the date hereof, the Limited Guaranty is in full force and effect (assuming the due authorization, execution and delivery thereof by the Company) and constitutes the legal, valid and binding obligation of the Equity Investor, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.10Solvency. Neither Parent nor Merger Sub is entering into this Agreement and the Transactions contemplated hereby, with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or the Acquired Companies. Immediately after giving effect to the Transactions (including any financings being entered into in connection therewith) and assuming (a) the satisfaction of the conditions to Merger Sub’s and Parent’s obligation to consummate the Offer and effect the Merger (including pursuant to the Offer Conditions and Section 7.1), (b) the accuracy in all material respects of the representations and warranties contained in Article 4, (c) any estimates, projections or forecasts provided by or on behalf of the Company or the Company Subsidiaries to Parent prior to the date hereof have been prepared in good faith on assumptions that were, and continue to be, reasonable, at and immediately after the Closing, and (d) immediately prior to the Effective Time the Company is solvent, Parent and its Subsidiaries (including the Surviving Corporation) will be able to pay their respective debt and obligations in the ordinary course of business as they become due and shall own property having a fair saleable value (determined on a going concern basis) greater than the amounts required to pay their respective debts (including contingent liabilities) as they mature.

Section 5.11Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective  “affiliates” or “associates” (in each case as such terms are defined in Section 203 of the DGCL)  is, or has been within the last three (3) years, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company and at all times during the last three (3) years, none of Parent nor Merger Sub has “owned,” beneficially or otherwise (as such terms are defined in Section 203 of the DGCL), any of the outstanding shares of Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock.

Section 5.12Certain Agreements. As of the date of this Agreement, none of Parent, Merger Sub or any of its respective Affiliates or any other Person on behalf of Parent or Merger Sub or any of their respective Affiliates has entered into any contract, agreement, arrangement or understanding, or authorized, committed or agreed to enter into any contract, agreement, arrangement or understanding, pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal.

Section 5.13Management Agreements. Other than this Agreement, as of the date hereof, there are no Contracts between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Transactions (including relating to compensation and retention of the Company’s management) or the operations of the Surviving Corporation after the Effective Time.

Section 5.14Broker’s Fees. The Company will not be responsible prior to the Effective Time for any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub, or any of their respective Subsidiaries.

Section 5.15No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5 or in any other agreement or certificate delivered in connection with the Transactions, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, the Company Subsidiaries or any of their respective Representatives in connection with the Transactions, including the accuracy or completeness thereof, and Parent and Merger Sub hereby expressly disclaim any such other representations or warranties. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter) or in any other agreement or certificate delivered in connection with the Transactions, neither the Company nor any Company Related Party is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of the Company Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or Made Available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any representations or warranties other than the representations and warranties contained in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Letter) or in any other agreement or certificate delivered in connection with the Transactions, and acknowledge and agree that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Parent and Merger Sub have conducted their own independent investigation of the Acquired Companies and the Transactions and have had reasonable opportunity to discuss and ask questions regarding the Acquired Companies’ businesses with the management of the Company.

Article 6
COVENANTS

Section 6.1Conduct of the Company.

(a)During the period commencing on the date of this Agreement and ending on the earlier of the valid termination of this Agreement in accordance with Section 8.1 and the Effective Time (the “Pre-Closing Period”), except for matters (w) set forth in this Section 6.1 of the Company Disclosure Letter, (x) required by Applicable Law, (y) expressly required or permitted by this Agreement or (z) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the Company Subsidiaries to (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use reasonable best efforts to preserve intact its business organization, operations, assets, goodwill and relationships with material customers, suppliers, subcontractors, officers, employees and other third parties having business dealings with the Company and its Subsidiaries and (iii) operate its business in accordance with Applicable Laws.

(b)Without limiting the generality of the foregoing in Section 6.1(a) and except for matters (w) set forth in this Section 6.1 of the Company Disclosure Letter, (x) required by Applicable Law, (y) expressly required or permitted by this Agreement or (z) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of the Company Subsidiaries to:

(i)amend the Organizational Documents of the Company or the Organizational Documents of any of the Company Subsidiaries (whether by merger, consolidation or otherwise);

(ii)issue, sell, grant, pledge, transfer, lease, dispose of, grant any Lien or otherwise enter into any Contract or other agreement with respect to the Company Securities or any other capital stock or other equity securities of the Company or any capital stock of or other equity securities of the Company Subsidiaries, or grant any options, warrants or other rights to acquire any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of shares of Company Common Stock pursuant to the terms of the Company Restricted Stock Units outstanding as of the date of this Agreement pursuant to existing Company Stock Plans in accordance with the applicable Company Stock Plan’s and Company Equity Award’s terms as in effect on the date of this Agreement;

(iii)except in connection with actions permitted by Section 6.2 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the Transactions;

(iv)adopt any plan of merger, consolidation, reorganization, recapitalization, restructuring, complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of the Company or any of the Company Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company Subsidiaries under any similar Applicable Law;

(v)create any Subsidiary of the Company or any of the Company Subsidiaries;

(vi)(A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company’s or any of the Company Subsidiaries’ capital stock or other securities (other than dividends to the Company or from one of the wholly owned Company Subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify any Company Securities or capital stock of the Company or any of the Company Subsidiaries, or otherwise change the capital structure of the Company or any of the Company Subsidiaries, other than (1) any repurchases pursuant to the Company’s or any of the Company Subsidiaries’ right (under written commitments in effect as of the date hereof) to purchase Company Securities or capital stock of the Company or any of the Company Subsidiaries held by an officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any of the Company Subsidiaries, but only upon termination of such Person’s employment or engagement by the Company, (2) for purposes of effecting a net share withholding in connection with the vesting of any Company Restricted Stock Units in satisfaction of any required tax withholdings or (3) between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(vii)except as required by GAAP or Applicable Law, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or (ii) make any change in financial accounting methods, principles, policies or practices or procedures;

(viii)(A) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under or otherwise modify in any material respect any Specified Contract or any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement;

(ix)make any capital expenditures or capital expenditure commitments in excess of $1,500,000 in the aggregate;

(x)repurchase, prepay, incur, assume or guarantee any Indebtedness to any Person, issue or sell any debt securities of the Company or any of the Company Subsidiaries or guarantee any debt securities of any other Person or enter into any arrangement having the economic effect of any of the foregoing other than (A) any such transactions between the Company and one of its wholly owned Subsidiaries or (B) borrowings incurred in the ordinary course of business (including any borrowings in respect of letters of credit) that do not, at any time, exceed $250,000, in the aggregate;

(xi)grant or suffer to exist any Liens on any properties or assets of the Company or any of the Company Subsidiaries that are material to any Acquired Company, taken as a whole, other than Permitted Liens;

(xii)make any capital investment in or loan or advance to, or forgive any loan to, any other Person except for (A) loans, capital contributions, advances or investments between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries and (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practices and in compliance with the Company’s policies related thereto;

(xiii)other than in the ordinary course of business and other than with respect to Intellectual Property rights of the Acquired Companies (which shall be the subject to and governed by Section 6.1(b)(xix)), sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the assets, properties or rights of the Company or any of the Company Subsidiaries that are material to the Acquired Companies, taken as a whole;

(xiv)purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person (other than reorganizations solely among wholly owned Subsidiaries of the Company) or (B) any assets, real property, securities, properties, interests or businesses from any Person (except for a wholly owned Company Subsidiary) having a value in excess of $250,000, in each case, other than acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business;

(xv)enter into a new line of business or abandon or discontinue any existing line of business;

(xvi)settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 6.10) or (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by the Company and/or the Company Subsidiaries of not more than $250,000, individually or in the aggregate for all such Proceedings (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, any Acquired Company and the payment of monies by the Acquired Companies that are not more than $250,000, individually or in the aggregate (not funded by an indemnity obligation or through insurance policies) and (2) does not involve any admission of guilt or impose any material restrictions or limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to the Company or any of the Company Subsidiaries, whether before, on or after the Effective Time;

(xvii)except as required by Applicable Law, expressly required or permitted by this Agreement or required by the terms of any Company Employee Plan as in effect as of the date of this Agreement, (A) increase the compensation or benefits payable by the Company or any of the Company Subsidiaries to directors, officers, employees, consultants or independent contractors, other than increases with respect to Company Employees who are not directors or executive officers, in the ordinary course of business in connection with the Company’s or any Company Subsidiary’s annual merit-based compensation review process or job promotions and that do not exceed 3% individually or in the aggregate, (B) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, other than amendments required by Applicable Law, (C) grant any rights to severance or termination pay to any current or former officer, employee, director, independent contractor or consultant, (D) grant or amend any equity or equity-based awards except as required by existing Company Stock Plans, or (E) hire or terminate (other than for cause) any officer, employee, independent contractor or consultant, other than individuals with an annual base salary less than $150,000;

(xviii)become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xix)sell, license, sublicense, allow to lapse, abandon, assign, transfer, create any Lien on (other than Permitted Liens), or otherwise grant any rights under any material Company Owned IP or the Exclusively Licensed IP, other than the grant of nonexclusive licenses in the ordinary course of business consistent with past practice, or make any material adverse change to any privacy policy published by the Company or any Company Subsidiaries, except as required by Applicable Law;

(xx)make, rescind or change any material Tax election, settle or compromise any claim relating to a material amount of Taxes, surrender any right to claim a refund of a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, enter into any closing agreement or request any ruling with respect to a material amount of Taxes, amend any Tax Return relating to a material amount of Taxes or make any material change in any of the methods, principles or practices used by it for Tax accounting except as required by Applicable Law;

(xxi)enter into any material transaction or Contract with any Affiliate, holder of five percent (5%) or more of the Shares, director or executive officer of the Company or any of the Company Subsidiaries or enter into any other material transaction or Contract with any other Person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act;

(xxii) engage in any “plant closing” or “mass layoff” which would trigger the notice requirements pursuant to the WARN Act;

(xxiii)enter into or adopt any “poison pill” or similar stockholder rights plan;

(xxiv)enter into any Contract or commitment which materially restrains, restricts, limits or impedes the ability of the Company or any of its Affiliates to compete with or conduct any of its respective businesses in any geographic area; or

(xxv)fail to maintain in full force and effect, materially modify or renew the existing insurance policies (or alternative policies with comparable terms and conditions) covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(xxvi)authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxv) of this Section 6.1(b).

(c)Notwithstanding anything to the contrary in this Section 6.1, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the HSR Act) prior to the Offer Acceptance Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

(d)At or prior to Closing, if any examination of the title records with respect to the Owned Real Property performed by Parent reveals any inaccuracy in the representation set forth in the last sentence of Section 4.23(a) and Parent presents reasonable evidence of such inaccuracy to the Company, the Company shall deliver, or cause its applicable Subsidiary to deliver, to Parent (or to the title insurance company engaged by Parent) such reasonable and customary affidavits, indemnities and other agreements, evidence of authority, Lien releases and other documents and instruments, in each case to the extent reasonably required in order to cure such inaccuracy.

Section 6.2Acquisition Proposals; Change in Recommendation.

(a)Except as permitted by this Section 6.2, during the Pre-Closing Period, the Acquired Companies and their respective directors and officers shall not, and shall not authorize their other Representatives to, and shall direct and cause them not to (i) initiate, solicit, propose, knowingly induce or knowingly encourage or knowingly facilitate (including by providing any information) any Acquisition Proposal, including any inquiries or the submission of any proposals or offers which could reasonably be expected to lead to an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.2, engage in, continue or otherwise participate in negotiations or discussions with, or provide access to its properties, books and records or furnish any non-public information (or access thereto) concerning the Company or any of the Company Subsidiaries to, any Third Party in connection with, relating to or for the purpose of encouraging or facilitating or that could reasonably be expected to lead to, an Acquisition Proposal, (iii) recommend, enter into or execute any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Acquisition Proposal, (v) waive, terminate, modify or fail to enforce any “standstill” or similar provision or obligation of a Person (other than Parent or its Affiliates) with respect to the Company or its Subsidiaries or (vi) approve, authorize or agree to do any of the foregoing. Immediately following the execution of this Agreement, the Acquired Companies and their respective directors and officers shall, and shall direct and cause their respective Representatives to, (A) cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (B) terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Proposal and (C) deliver written notice to each such Person requesting that any such Person (other than Parent, Merger Sub and their respective Representatives) promptly return or destroy all confidential information regarding the Company and its Subsidiaries. Notwithstanding clause (v), the Company shall be permitted to grant limited waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making an Acquisition Proposal to the Company Board to the extent that the Company Board determines in good faith, after consultation with outside counsel, that the failure to grant such limited waiver or to not enforce such provision would be inconsistent with Company Board’s fiduciary duties under Applicable Law.

(b)Notwithstanding anything to the contrary contained in this Agreement, if prior to the Offer Acceptance Time the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.2), and the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, then the Company and its Representatives may: (i) furnish any information with respect to the Acquired Companies and access thereto to any Third Party making such Acquisition Proposal (and its Representatives and financing sources); provided that (A) prior to furnishing any such information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or Made Available to Parent or is provided or Made Available (including through the Data Room) to Parent substantially concurrent with such information so furnished to such Third Party or (ii) participate or engage in negotiations or discussions with the Third Party making such Acquisition Proposal.

(c)Except as set forth in Section 6.2(d), Section 6.2(e) and Section 6.2(g), none of the Company, the Company Board nor any committee thereof shall (i) (A) withdraw, withhold or modify, amend or qualify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, withhold or modify, amend or qualify in a manner adverse to Parent or Merger Sub, the Board Recommendation, (B) approve, adopt, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal, (C) fail to include the Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders, (D) if any Acquisition Proposal has been made public, fail to reaffirm the Board Recommendation upon request of Parent within the earlier of three (3) Business Days prior to the then scheduled Offer Expiration Time or five (5) Business Days upon receipt of a request from Parent to do so, or (E) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within five (5) Business Days after the commencement of such tender or exchange offer (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve, recommend, declare advisable or enter into or execute any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”).

(d)Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time, the Company Board may make a Change in Recommendation contemplated in clauses (A) or (C) of the definition thereof in response to an Intervening Event if (i) the Company Board determines in good faith (after consultation with its outside legal and financial advisors) that the failure to do so would be inconsistent with the Company Board’s fiduciary duties under Applicable Law, (ii) (A) the Company shall have provided Parent five (5) Business Days’ prior written notice (provided that such notice shall not constitute a Change in Recommendation) advising Parent that the Company intends to make a Change in Recommendation, which such notice shall specify, in reasonable detail, the Intervening Event and the reasons for the Change in Recommendation (provided that Parent shall be required to keep all such information confidential in accordance with the terms of the Confidentiality Agreement), and (B):

(1) during such five (5) Business Day period, if requested by Parent, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any changes to the terms of this Agreement and any other proposals made by Parent so that a failure to effect a Change in Recommendation would no longer be inconsistent with the Company Board’s fiduciary duties under Applicable Law;

(2) following such five (5) Business Day period, after taking into account any changes to the terms of this Agreement and any other proposals made by Parent during such five (5) Business Day period, the Company Board shall have determined in good faith (after consultation with its outside legal and financial advisors) that the failure to effect a Change in Recommendation in response to such Intervening Event would be inconsistent with the Company Board’s fiduciary duties under Applicable Law; and

(3) if the Company has validly effected a Change in Recommendation in response to an Intervening Event in compliance with this Section 6.2(d), then following such Change in Recommendation it shall thereafter be permitted to take any action described in clauses (D) and (E) of the definition thereof, and, for the avoidance of doubt, the Company shall not be able to take any action described in clause (B) of the definition of Change in Recommendation.

In the event of any material change in any event, occurrence or fact relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above), a new notice shall be required from the Company pursuant to Section 6.2(d)(ii), except that the references to five (5) Business Days in this Section 6.2(d) shall be deemed to be three (3) Business Days, and the provisions of this Section 6.2(d) shall otherwise apply to the Intervening Event as modified thereby.

(e)Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time if, in response to a bona fide written Acquisition Proposal made by a Third Party after the date of this Agreement which does not arise from a breach of this Section 6.2, and has not been withdrawn, the Company Board determines in good faith (after consultation with its outside legal and financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take an action set forth in clause (x) or (y) would be inconsistent with the Company Board’s fiduciary duties under Applicable Law, then (x) the Company Board may make a Change in Recommendation or (y) the Company may terminate this Agreement pursuant to Section 8.1(d)(i) in order to enter into an definitive agreement with respect to such Superior Proposal; provided that in either such case (A) the Company shall have provided to Parent five (5) Business Days’ prior written notice (the “Superior Proposal Notice”) (provided that such notice shall not constitute a Change in Recommendation) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) and providing Parent with a complete copy of any written proposal or offer, including any proposed Alternative Acquisition Agreement or financing documentation, and any other documents containing the material terms of such Superior Proposal (provided that Parent shall be required to keep all such documents and their terms confidential in accordance with the terms of the Confidentiality Agreement), and (B):

(1) during such five (5) Business Day period, if requested by Parent, the Company and its Representatives shall negotiate and discuss in good faith with Parent and its Representatives regarding changes to the terms of this Agreement and any other proposals made by Parent intended by Parent to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(2) following such five (5) Business Day period, after taking into account any changes to the terms of this Agreement  made by Parent during such five (5) Business Day period, the Company Board shall have determined in good faith (after consultation with its outside legal and financial advisors) that (x) such Acquisition Proposal continues to constitute a Superior Proposal, and (y) the failure to make the Change in Recommendation or terminate this Agreement pursuant to Section 8.1(d)(i) would be inconsistent with the Company Board’s fiduciary duties under Applicable Law.

Any material revisions, modifications or amendments to the terms of such Acquisition Proposal shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice, except that the references to five (5) Business Days in this Section 6.2(e) shall be deemed to be three (3) Business Days.

(f)During the Pre-Closing Period, the Company shall promptly (and in any event no later than twenty-four (24) hours after receipt) advise Parent orally or in writing in the event that the Company receives (x) any Acquisition Proposal, or (y) any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and in connection with such notice provide to Parent the material terms and conditions of any such Acquisition Proposal (including the identity of the Third Party making any such Acquisition Proposal including any documents submitted therewith). During the Pre-Closing Period, the Company shall (i) notify Parent in writing if the Company determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal in accordance with Section 6.2(b), (ii) keep Parent reasonably informed of the status, material details and material terms of any such Acquisition Proposal (including, prior to initially furnishing any information or to commencing any discussions or negotiations pursuant to Section 6.2(b), advising Parent of any determination by the Company Board pursuant to Section 6.2(b)) and any discussions and negotiations concerning the material terms and conditions thereof, and (ii) promptly provide to Parent (and in any event no later than twenty four (24) hours after receipt or delivery thereof) any written proposal, indication of interest (or amendment thereto) or any other written material that constitutes or is related to an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any other material agreements (or drafts thereof) and any financing commitments related thereto. The Company shall not, and shall cause its Affiliates not to, enter into any Contract with any Person that prohibits the Company, its Subsidiaries or Representatives from providing such information or any other information contemplated by this Section 6.2 to Parent, Merger Sub or their Representatives or otherwise limits or impairs the Company’s, its Subsidiaries’, its Affiliates’ or their respective Representatives’ ability to comply with their respective obligations in this Section 6.2.

(g)Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly, through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act,  (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (iii) making any disclosure to the stockholders of the Company that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with  the Company Board’s fiduciary duties under Applicable Law; provided that this Section 6.2(g) shall not be deemed to permit the Company Board to make a Change in Recommendation except to the extent permitted by Section 6.2(d) and Section 6.2(e).

(h)The Company agrees that any breach of this Section 6.2 by any of its Representatives acting on the Company’s behalf shall be deemed a breach of this Agreement by the Company.

Section 6.3Approval of Merger. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following the Offer Acceptance Time, without a vote of the stockholders of the Company, pursuant to Section 251(h) of the DGCL.

Section 6.4Access to Information.

(a)Upon reasonable notice to the Company, the Acquired Companies shall, and shall cause their respective officers, directors, employees and other Representatives to, afford Parent’s and Merger Sub’s officers and Parent’s and Merger Sub’s other authorized Representatives reasonable access as reasonably requested by Parent, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, officers, employees, properties, facilities, books, Contracts, records (including Tax Returns), reports, correspondence and any other documents and information of the Acquired Companies that is in the possession, custody or control of any of the Acquired Companies or their respective Representatives (whether in physical or electronic form) and shall furnish Parent and Merger Sub all financial, operating and other data and information, in each case, as Parent and Merger Sub through their officers, employees or other Representatives, may reasonably request, in each case, for reasonable business purposes related to the consummation of the Transactions; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies. Nothing in this Agreement shall require any of the Acquired Companies to disclose any information to Parent to the extent such disclosure would, in the Company’s good faith judgement after consultation with legal counsel (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any Applicable Law, fiduciary duty or binding confidentiality obligation of any Acquired Company or its Affiliate (so long as the Company has used reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Applicable Law, agreement or duty); provided, further, that the Acquired Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Acquired Company shall use its reasonable best efforts to allow the disclosure of such information or documents, including, without limitation the execution of a joint defense agreement in customary form or limiting disclosure to external counsel for Parent.

(b)No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.2, this Section 6.4 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained in this Agreement, the conditions to the obligations of the parties to consummate the Transactions, including the Offer and the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c)With respect to all information provided to Parent or any of its Representatives by the Company or any of its Representatives in connection with this Agreement and the consummation of the Transactions (including any information disclosed pursuant to this Section 6.4) Parent shall comply with and shall instruct its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

Section 6.5Employee Benefit Plan Matters.

(a)From and after the Effective Time, Parent shall honor, and shall cause the Surviving Corporation to honor all Company Employee Plans in effect immediately before the Effective Time that by their terms provide a contractual entitlement to any employee or service provider party to or participating in such arrangements. Notwithstanding the foregoing, nothing herein, other than Section 6.5(b) and the terms of such arrangements, including the contractual rights of such participants, shall prevent Parent from amending or terminating any Company Employee Plan or providing compensation or benefits in its discretion.

(b)For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Continuing Employee (who is not covered by a collective bargaining agreement) who remains employed (i) base salary or base wages and short-term cash incentive compensation opportunities and discretionary bonus opportunities (other than equity-based or other long-term incentive compensation opportunities) that are no less favorable in the aggregate than those provided to such Continuing Employee as of the Effective Time, and (ii) health and welfare benefits and other employee benefits (other than severance payments and benefits and deferred compensation) that are substantially comparable in the aggregate than those provided to such Continuing Employee as of the Effective Time.

(c)If the Effective Time occurs prior to the date in 2021 that annual bonus payments in respect of calendar year 2020 are paid to employees of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice (the “Ordinary 2020 Bonus Payment Date”) pursuant to the terms of the Company’s Amended and Restated Performance-Based Bonus Plan, effective January 1, 2016, short-term incentive bonus arrangements for Vice President-level employees and the Acquired Companies’ discretionary cash bonus practices (collectively, the “Company Bonus Plans”), then Parent shall (or cause the Surviving Corporation to) pay to each Continuing Employee who participates in one or more of the Company Bonus Plans an annual bonus in respect of calendar year 2020 pursuant to the Company Bonus Plans on the Ordinary 2020 Bonus Payment Date in accordance with the terms of the applicable Company Bonus Plan; provided, that all individual performance measures in respect of calendar year 2020 shall be assessed at one-hundred percent (100%).

(d)From and after the Closing Date, with respect to Continuing Employees, Parent shall use its reasonable best efforts to cause the service of each such Continuing Employee with the Acquired Companies prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan or retiree health or welfare plan) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation or any of its Affiliates (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent that service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent that such credit would not result in a duplication of benefits.

(e)From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by the Continuing Employee or his or her dependents prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan covering such Continuing Employees or his or her dependents on or after the Closing Date.

(f)Prior to the Effective Time, if requested by Parent in writing not less than ten (10) Business Days prior to the Closing Date, to the extent permitted by Applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time and (ii) Parent shall cause a tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including loans) in the form of cash, notes or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(g)Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.5 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Employee, any participant in any Company Employee Plan or Parent Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.5 shall be deemed to amend any Company Employee Plan, any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 6.6State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law may become or is deemed or purports to be applicable to any Transaction, then each of the Company, Parent, Merger Sub, and their respective boards of directors shall use their respective reasonable best efforts to (i) take such actions with respect thereto as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to render such anti-takeover Applicable Law (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to, or to minimize the effects of the foregoing on, the Transactions.

Section 6.7Obligations of Parent. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement.

Section 6.8Director and Officer Liability.

(a)For six (6) years from and after the Effective Time, Parent shall (and shall cause the Surviving Corporation to) indemnify, defend and hold harmless, to the fullest extent permitted under Applicable Law (and shall advance expenses as incurred to the fullest extent permitted under Applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if a court of competent jurisdiction determines in a final, nonappealable judgment that such Person is not entitled to be indemnified hereunder), each present and former director and officer of the Acquired Companies (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or Liabilities (whether civil, criminal, administrative, investigative or other), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions.

(b)Prior to the Closing, the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy or policies in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Party on terms with respect to coverage, deductibles and amounts no less favorable than those of such policies in effect on the date of this Agreement (the “Current Policies”) for the six (6) year period following the Closing and at a price not to exceed three hundred fifty percent (350%) of the amount per annum the Company paid or required to be paid for a twelve (12)-month period under the Current Policies (the “Current Premium”) set forth on Section 6.8(b) of the Company Disclosure Letter. If the Company or, pursuant to the immediately following sentence, Parent obtains prepaid “tail” or “runoff” policies in accordance with this Section 6.8(b), the Surviving Corporation shall, and Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and they shall continue to honor the obligations thereunder. If the Company fails to purchase such “tail” or “runoff” policies prior to Closing, then either (i) Parent may purchase such “tail” or “runoff” policies on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain an officers’ and directors’ liability insurance policy or policies in respect of acts or omissions occurring prior to the Effective Time covering the Indemnified Parties on terms with respect to each of coverage and amount no less favorable than those of such policies in effect as of the date of this Agreement for a period of six (6) years after the Effective Time; provided further, that in satisfying its obligation under this Section 6.8(b)(ii), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of three hundred fifty percent (350%) of the Current Premium and if such premiums for such insurance would at any time exceed three hundred fifty percent (350%) of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained such policies of insurance described above that provide the maximum dollar amount of coverage available at an annual premium equal to three hundred fifty percent (350%) of the Current Premium.

(c)From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Acquired Companies pursuant to (i) each indemnification agreement that has been Made Available and is in effect between the Company or any of the Company Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Company Subsidiary; and (ii) any indemnification, advancement or exculpation provision set forth in the certificate of incorporation or bylaws or other Organizational Documents of the Company or any Company Subsidiary as in effect on the date of this Agreement. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are set forth in the Organizational Documents of the Company as in effect on the date of this Agreement.

(d)If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 6.8.

(e)Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.8 (i) shall survive the acceptance of the Shares for payment pursuant to the Offer and the consummation of the Merger, (ii) are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including each Indemnified Party), his or her heirs and his or her or their trustees or administrators or persons acting in similar capacities and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificate of incorporation or bylaws, or comparable Organizational Documents of the Company or any Company Subsidiary, under any applicable Contract or Applicable Laws, or otherwise. Unless required by Applicable Law, this Section 6.8 may not be amended, altered, or repealed after the acceptance of the Shares for payment pursuant to the Offer in such a manner as to adversely affect any of the rights of any Person indemnified by this Section 6.8 without the prior written consent of the affected Person.

Section 6.9Efforts.

(a)Subject to the terms and conditions of this Agreement, including the proviso to the first sentence of Section 6.9(d), the Company and Parent shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under Applicable Law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the Outside Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the Outside Date.

(b)In furtherance and not in limitation of the undertakings pursuant to this Section 6.9, each of Parent and the Company shall (i) prepare and file any notification and report forms and related material required under the HSR Act and any other applicable Antitrust Laws with respect to the Transactions (if any), and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Transactions, as promptly as reasonably practicable (but in no event later than ten (10) Business Days from the date of this Agreement for the filing of the notification and report forms and related material required under the HSR Act), (ii) provide or cause to be provided as promptly as reasonably practicable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act or by other Governmental Authorities under applicable Antitrust Laws (if any) and (iii) as promptly as practicable, take such actions as are necessary or advisable to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the Transactions by the DOJ or FTC or other applicable Governmental Authorities, including to cause to be lifted or vacated any restraint, injunction or other legal impediment to any of the Transactions, so as to enable the parties hereto to consummate the Transactions prior to the Outside Date.

(c)Subject to Applicable Law, the Company and Parent and their respective counsel shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) as promptly as practicable, inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iv) as promptly as practicable furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. Notwithstanding the foregoing, Parent shall, following consultation with the Company and after giving due consideration to the Company’s views and acting reasonable and in good faith, and subject to Parent’s and Merger Sub’s obligations under this Section 6.9, direct and have principal responsibility for all aspects of the parties’ efforts with respect to the HSR Act and other applicable Antitrust Laws with respect to the Transactions, and the Company shall cooperate in good faith with Parent and Merger Sub in the parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws; provided, that each of the parties shall (i) have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials (including correspondence) submitted to, any Third Party and/or any Governmental Authority in connection with any governmental inquiry, investigation or proceeding with respect to the Transactions, (ii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiary, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. The parties shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.9 as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section 6.9, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Acquired Companies and as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)In furtherance of the undertakings of Parent pursuant to Section 6.9(a) and Section 6.9(b), but subject to the proviso to this sentence, Parent shall take, or cause to be taken, any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and its Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding by a Governmental Authority or any other Person under Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions; provided that, notwithstanding the foregoing provisions of this Section 6.9(d) or any other provision of this Agreement, in no event shall Parent or any of its Subsidiaries be required to agree to (nor shall the Company or any Company Subsidiaries be permitted to agree unless Parent so directs them (and they shall, if Parent so directs, agree to, so long as such agreements are conditioned upon the Closing)) any action, concession or undertaking, unless such action, concession or undertaking is conditioned on the Closing. Notwithstanding anything in this Section 6.9 or elsewhere in this Agreement to the contrary, Parent shall not be required to take (nor shall the Company or any Company Subsidiaries be permitted to take) any action with respect to Parent or any Affiliate of Parent, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of Parent or any of its Affiliates (other than the Company and its Subsidiaries), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition, of the assets, properties or businesses of Parent or any Affiliate of Parent (in each case, other than the Company and its Subsidiaries). In addition, Parent shall defend through litigation on the merits any claim asserted in court by any Governmental Authority or any other person under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing occurring prior to the Outside Date.

(e)Neither Parent nor Merger Sub (nor any other Subsidiary of Parent) shall enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to: (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other applicable Antitrust Law, applicable to the Transactions, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would prevent or materially delay the consummation of the Transactions, or (iii) obtain all other authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions in accordance with the terms and conditions of this Agreement.

Section 6.10Transaction Litigation. During the Pre-Closing Period, the Company shall control the defense of any Transaction Litigation; provided, however, that the Company shall promptly notify Parent in writing of any such Transaction Litigation. The Company shall (a) give Parent the right to review and comment on all material filings or responses to be made by the Company and shall discuss in advance any material discussions or communications proposed to be held by the Company with any Third Party in connection with any such Transaction Litigation (and the Company shall in good faith take any comments or feedback provided by Parent into account), and the opportunity to participate in the defense and settlement of, any such Transaction Litigation at Parent’s own expense and (b) if Parent does not exercise such right to participate (subject to the Company’s control right), keep Parent reasonably and promptly informed with respect to the status of such Transaction Litigation; provided, however, that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.4, including regarding attorney-client privileges and other applicable legal privileges. No compromise or full or partial settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 6.10, any Proceedings relating to Dissenting Shares shall be governed by Section 2.7.

Section 6.11Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any other communication with the press (whether or not for attribution) or making any other public statement, or scheduling a press conference or conference call with investors or analysts, and shall consult with each other before making any other public statement, in each case, with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such other public statement relating to this Agreement or the Transactions without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall provide notice to and, to the extent reasonably practicable, consult with the other party about, and shall use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith; provided, however, each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents and any documents, reports, statements, forms or other filings required to be made by Parent with the SEC, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements approved in advance by the other party; and provided, further, that, notwithstanding the foregoing, neither Parent nor the Company shall be required to consult with or obtain consents from the other parties hereto before issuing any press release or making any other public statement with respect to any Change in Recommendation to the extent permitted pursuant to Section 6.2(d) or Section 6.2(e). Notwithstanding the foregoing, Parent and its affiliates may, without consultation or consent, make ordinary course disclosures and communications to existing or prospective direct or indirect general and limited partners, equity holders, members, managers, investors and financing sources of such person or any Affiliates of such person, in each case, who are subject to customary confidentiality restrictions.

Section 6.12Section 16 Matters. Prior to the Offer Acceptance Time, the Company and the Company Board shall take all actions as may be reasonably necessary or advisable or as may be reasonably requested by any party hereto in connection with this Agreement to cause the transactions contemplated by Section 2.8 and any and all dispositions or cancellations of equity securities of the Company (including any deemed dispositions or cancellations and any derivative securities with respect to any equity securities of the Company) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.13Rule 14d-10 Matters. Prior to the Offer Acceptance Time, to the extent required, the compensation committee of the Company Board (the “Compensation Committee”) will take such steps to cause each employment compensation, severance or other employee benefit arrangement (whether in existence prior to or after the date hereof) pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act. Each member of the Compensation Committee is an “independent director” within the meaning of the requirements of Rule 14d-10(d) promulgated under the Exchange Act.

Section 6.14Stock Exchange De-listing. Parent shall cause (and the Company shall reasonably cooperate with Parent to cause) the Company’s securities to be de-listed from NYSE American and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.15Financing.

(a)During the Pre-Closing Period, Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter (or other terms and conditions as Parent shall agree so long as not in contravention of this Section 6.15(a)), including maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof, complying with its obligations pursuant to the Equity Commitment Letter and enforcing its rights pursuant to the Equity Commitment Letter. Parent shall cooperate with and assist the Company in enforcing its third party beneficiary rights under the Equity Commitment Letter. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to (i) reduce the aggregate amount of the Equity Financing (except as expressly permitted by the Equity Commitment Letter), (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date, or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect, or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights under the Equity Commitment Letter, in each case, unless otherwise agreed to by the Company in writing. Parent shall give the Company prompt written notice of any material breach by any party to the Equity Commitment Letter, of which Parent becomes aware, or any termination of the Equity Commitment Letter or unavailability of any portion of the Equity Financing.

(b)Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause their respective Representatives, to provide to Parent, all reasonable cooperation (x) reasonably requested by Parent and (y) as is necessary and customary to assist Parent in connection with the arrangement of any debt financing in connection with the transactions contemplated herein (the “Debt Financing”), including to: (i) promptly (and in any event, no later than five (5) Business Days after the date hereof) provide Parent and its Financing Sources and their respective agents with the Financial Statements, (ii) participate in a reasonable number of meetings, presentations, drafting sessions, due diligence sessions, sessions with prospective Financing Sources, including direct contact between senior management and the other Representatives of the Company, on the one hand, and the actual and potential Financing Sources, on the other hand (including reasonable and customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders, purchasers and other financing sources with respect to, the Debt Financing (collectively, the “Financing Sources”)), and, if reasonably requested by Parent, sessions with rating agencies, in each case, at reasonable times and locations mutually agreed, (iii) assist with the preparation of materials for investor presentations, bank information memoranda, confidential information memoranda, marketing materials and similar documents required in connection with the Debt Financing and, if reasonably requested by Parent rating agency materials; (iv) provide appropriate representations in connection with the preparation of financial statements and other financial data of the Company (provided that in no event shall such representations with respect to financial information exceed the scope of the representations and warranties contained in Section 4.9 and shall be effective no earlier than as of the Closing) and direct the Company’s independent auditors to provide reasonable and customary assistance and cooperation in connection with the Debt Financing; (v) cooperate with the marketing efforts of Parent and its Financing Sources for any portion of the Debt Financing; (vi) facilitate the obtaining of guarantees, pledging of collateral in connection with the Debt Financing, including using commercially reasonable efforts to cause individuals who will continue as officers, directors or managers of the Company or its Subsidiaries after the Closing to execute and deliver on behalf of the Company or its Subsidiaries, as applicable, customary guarantee, pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other customary certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer with respect to solvency matters as of the Closing on a pro forma basis) to facilitate any such guarantee, obtaining and perfection of security interests in collateral from and after the Closing, in each case, as are necessary and customary in connection with the Debt Financing (provided that any rights, interests, obligations or covenants contained in such documents shall be effective no earlier than as of the Closing); (vii) provide, at least three (3) Business Days prior to the Closing, to Parent and its Financing Sources all documentation and other information required by regulatory authorities under applicable “know your customer”, FinCEN and anti-money laundering rules and regulations, including the PATRIOT Act to the extent such documentation or information is requested at least ten (10) Business Days in advance of Closing; (viii) use commercially reasonable efforts to cause individuals that will continue as officers, directors or managers of the Company or its Subsidiaries to take corporate action (subject to the occurrence of the Closing) reasonably necessary to permit the completion of the Debt Financing; (ix) assist with the payoff of existing Indebtedness of the Company and the Acquired Companies on the Closing Date and the release of related Liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge); and (x) to the extent applicable, provide customary authorization letters to the Parent and its Financing Sources authorizing the distribution of information to the Financing Sources and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company, the Acquired Companies or any of their respective securities. The Company hereby consents to the reasonable use of the Company’s logos in connection with the arranging and consummation of the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or their marks.  Notwithstanding anything to the contrary herein, in no event shall (A) any officer or employee of an Acquired Company be required to execute any agreement or document to the extent such agreement or document is not contingent upon the Closing or would be effective prior to the Closing, or otherwise require any such person to bear or assume any personal liability (other than the customary authorization letters referred to above), (B)(i) the pre-Closing board of directors of the Company and (ii) the pre-Closing directors, managers and general partners of the Acquired Companies be required to adopt resolutions or (C) the Company or any Acquired Company be required to prepare any pro-forma financial statements to comply with its obligations hereunder (subject to the obligations hereunder to cooperate in the preparation thereof).

(c)Nothing in this Agreement (including this Section 6.15 will require cooperation of the Company or any of its Subsidiaries to the extent it would (i) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the organizational documents of the Company or any of its Subsidiaries, any material contract, or any Applicable Law, to waive or amend any term of this Agreement, or to cause any representation or warranty in this Agreement to be breached by the Company, (ii) unreasonably interfere with the conduct of the business or operations of the Company or any of its Subsidiaries, (iii) result in any officer, manager or director (or Person occupying a similar position) of the

Company or any its Subsidiaries incurring (or potentially incurring) personal liability with respect to any matters relating to the Debt Financing or the approval thereof, (iv) require the Company or any of its Subsidiaries or any of their respective Affiliates to incur any liability or commit to any obligation that is not contingent upon the occurrence of the Closing, (v) require providing access to or disclose information that the Company is advised by legal counsel would jeopardize any attorney-client privilege of, or violate confidentiality requirements binding on, the Company or any of its Subsidiaries (provided that, in either case, the Company and its Subsidiaries shall reasonably cooperate in seeking alternative means (including through entering into a common interest agreement or such other means to allow disclosure but not waive attorney-client privilege) whereby such information will be provided or disclosed to Parent without violating any such agreement or waiving such attorney-client privilege), or (vi) require any such Person to change any fiscal period.

(d)Parent shall reimburse the Acquired Companies for all reasonable out-of-pocket and documented expenses incurred in connection with the actions taken at Parent’s request pursuant to this Section 6.15.  Parent shall indemnify and hold harmless the Acquired Companies and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 6.15) and any information utilized in connection therewith (other than information provided by or on behalf of the Company or any of its Subsidiaries expressly for use in connection therewith), except to the extent arising from the gross negligence, bad faith or willful and intentional misconduct of any Acquired Company or their respective Representatives as determined by a court of competent jurisdiction in a final non-appealable court order.

(e) To the extent there are any receivables, payables or loans between the Company or any of its Subsidiaries, other than Bayswater and any of its Subsidiaries (the “Bayswater Entities”), on the one hand, and any of the Bayswater Entities, on the other hand (the “Intercompany Payables, Receivables and Loans”), the Company shall cause all such Intercompany Payables, Receivables and Loans to be either (i) fully paid and satisfied by the party that is the obligor or (ii) extinguished without any liability by the payee by (A) in the case of Subsidiaries of the Company, causing such Intercompany Payables, Receivables and Loans to be distributed to the Company and (B) contributing, directly or indirectly through one or more Subsidiaries, such Intercompany Payables, Receivables and Loans to the capital of the relevant obligee, in each case, as of the close of business on the Business Day immediately preceding the Closing Date.

Article 7
CONDITIONS TO THE MERGER

Section 7.1Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, written waiver, on or prior to the Closing, of the following conditions:

(a)Merger Sub (or Parent on Merger Sub’s behalf) shall have consummated the Offer; and

(b)no Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor any Applicable Law or other legal restraint, injunction or prohibition shall be in effect, that makes consummation of the Merger illegal or otherwise prohibited.

Article 8
TERMINATION

Section 8.1Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the consummation of the Offer:

(a)by mutual written agreement of the Company and Parent;

(b)by either the Company or Parent, if:

(i)the Offer shall not have been consummated in accordance with the terms of this Agreement on or before 11:59 p.m., Eastern Time, on February 19, 2021 (the “Outside Date”); provided, that, notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Offer to be consummated by such time; or

(ii)any Governmental Authority having competent jurisdiction over any party hereto shall have issued a final, non-appealable Order, or any Applicable Law or other legal restraint, injunction or prohibition shall be in effect, that makes consummation of the Offer or the Merger illegal or otherwise prohibited;

(c)by Parent, prior to the consummation of the Offer, if:

(i)a Change in Recommendation shall have occurred or the Company or any of its Subsidiaries shall have entered into any Alternative Acquisition Agreement or the Company Board (or any committee thereof) shall have approved, recommended, declared advisable or authorized the execution of any Alternative Acquisition Agreement;

(ii)the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the Offer Conditions contained in condition “(e)” or “(f)” in Annex A and (B) is incapable of being cured by the Outside Date or, if capable of being cured in such time frame, has not been cured by the Company within thirty (30) days after written notice has been given by Parent to the Company of such breach or failure to perform; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of any provision of this Agreement; or

(iii) if the Offer (as it may have been extended pursuant to Section 2.1) expires as a result of the non-satisfaction of one or more Offer Conditions in a circumstance where Parent has no further obligation to extend the Offer pursuant to Section 2.1; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(iii) shall not be available to Parent if its material breach of any provision of this Agreement has been primary cause of, or resulted in, the non-satisfaction of any Offer Conditions or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased; or

(d)by the Company, prior to the consummation of the Offer, if:

(i)(w) the Company Board has determined that an Acquisition Proposal constitutes a Superior Proposal; (x) the Company has complied with its obligations under Section 6.2(f); (y) the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 9.4(b) prior to or concurrently with such termination; and (z) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal;

(ii)Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured by the Outside Date or, if capable of being cured in such time frame, has not been cured by Parent within thirty (30) days after written notice has been given by the Company to Parent of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of any provision of this Agreement;

(iii)Merger Sub fails to commence the Offer by December 15, 2020; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(iii) if such failure to commence the Offer is principally caused by the material breach by the Company of any covenant or obligation of the Company set forth in this Agreement; or

(iv)(A) Merger Sub fails to consummate the Offer in accordance with Section 2.1(d), (B) all of the Offer Conditions have been satisfied or (to the extent permitted by Applicable Law) waived (other than those conditions that by their nature are to be satisfied at the time Merger Sub consummates the Offer, but subject to such conditions being able to be satisfied) at the Offer Expiration Time, (C) Company has given Merger Sub at least three (3) Business Days prior written notice to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(iv), (D) all of the Offer Conditions remain satisfied through the three (3) Business Day period, and (E) the Offer Acceptance Time shall not have occurred by the end of such three (3) Business Day period.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 8.2Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto except as provided in Section 9.4; provided, however, Section 6.15(d), this Section 8.2 and Article 9 shall survive any termination hereof pursuant to Section 8.1; provided, further, that, subject to Section 9.4(b) and Section 9.4(c), no such termination shall relieve any party from liability for any Willful Breach of this Agreement prior to such termination. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Article 9
MISCELLANEOUS

Section 9.1Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (iii) on the date transmitted if sent by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto), in each case, as follows:

if to the Company:

The Goldfield Corporation
1684 W. Hibiscus Blvd.

Melbourne, FL 32901
Attention:	Stephen R. Wherry
Jason M. Spivey
Andrew P. Pisciotto
Email:	SWherry@goldfieldcorp.com
JSpivey@pcapower.com
APisciotto@goldfieldcorp.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, New York 10022
Attention: Robert S. Matlin, Esq.
Email: Robert.Matlin@klgates.com

if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

FR Utility Services, Inc.
290 Harbor Drive, 5th Floor
Stamford, CT 06902
Attention:	Jeffrey K. Quake
Juan Diego Vargas
Email:	jquake@firstreserve.com
jvargas@firstreserve.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue

New York, NY 10017
Attention: Michael T. Holick
Email: MHolick@stblaw.com

Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (i) or (ii) of this Section 9.1 shall only be effective if a duplicate copy of such notice is also given by email in the method described in this Section 9.1.

Section 9.2Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Effective Time. Any covenant or agreement of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.

Section 9.3Amendments and Waivers.

(a)Prior to the Offer Acceptance Time, any provision of this Agreement may be amended or waived by the parties hereto only by action taken or authorized by or on behalf of their respective boards of directors (or duly authorized committee thereof), but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement (including Annex A) may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 9.4(b)(vi) and Section 9.4(c)(iv), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or in equity.

(c)Notwithstanding anything to the contrary herein, none of the Financing Provisions may be amended, modified, altered or waived in a manner materially adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 9.4Fees; Expenses.

(a)Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses, whether or not the Transactions are consummated; provided, that Parent shall pay (i) all filing fees payable pursuant to the HSR Act or other applicable Antitrust Laws (if any), and (ii) all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to the transfer of Company Common Stock pursuant to the Offer or the Merger.

(b)Company Termination Fee

(i)If this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i), prior to or concurrently with such termination, the Company shall pay (or cause to be paid to) Parent a fee in the amount of $5,654,000 (the “Company Termination Fee”).

(ii)If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) or by the Company or Parent pursuant to Section 8.1(b)(i) at such time as this Agreement was terminable pursuant to Section 8.1(c)(i), then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay (or cause to be paid to) Parent the Company Termination Fee.

(iii)If this Agreement is validly terminated by (A) the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), (B) any Acquisition Proposal shall have been publicly made to the stockholders of the Company or shall otherwise have been announced or become publicly known after the date of this Agreement and prior to such termination and (C) within twelve (12) months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to or consummates such Acquisition Proposal, in each case whether or not involving the same Acquisition Proposal or the Person making the Acquisition Proposal referred to in clause (ii) (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for the purposes of this Section 9.4(b)(iii)), the Company shall promptly, but in no event later than two (2) Business Days after entry into the definitive agreement or the consummation of the Acquisition Proposal (whichever is earlier), pay (or cause to be paid to) Parent the Company Termination Fee.

(iv)For the avoidance of doubt, the Company Termination Fee shall be payable only once with respect to this Section 9.4(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

(v)If the Company fails to pay the Company Termination Fee or any portion thereof and Parent or Merger Sub commences a Proceeding which results in an Order against the Company for the Company Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their fees, costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such Proceeding, together with interest on the Company Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) from and including the date payment of such amount was due through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(vi)Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.9, in circumstances where the Company Termination Fee is payable pursuant to Section 9.4(b)(i), Section 9.4(b)(ii) or Section 9.4(b)(iii), Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 9.4(b)(i), Section 9.4(b)(ii) or Section 9.4(b)(iii), together with all amounts payable pursuant to Section 9.4(b)(v), shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any of Parent, Merger Sub or any of their respective Affiliates or representatives against the Company and the Company Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated (for any reason whatsoever) or for a breach (whether willful (including Willful Breach), intentional, unilateral or otherwise) or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee when payable pursuant to Section 9.4(b)(i), Section 9.4(b)(ii) or Section 9.4(b)(iii), (A) none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (B) none of Parent, Merger Sub or the Parent Related Parties shall seek to recover any other damages or seek any other remedy (whether at law, in equity, in contract, in tort or otherwise) with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing and for the avoidance of doubt, following termination of this Agreement in circumstances in which the Company Termination Fee is not payable pursuant to Section 9.4(b)(i), Section 9.4(b)(ii) or Section 9.4(b)(iii), such termination shall not relieve the Company from liability for, and Parent and Merger Sub may seek recourse with respect to, any Willful Breach of this Agreement prior to such termination.

(vii)Any amounts payable pursuant to this Section 9.4(b) shall be paid to Parent by wire transfer of immediately available funds. Parent shall promptly provide the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.4(b).

(c)Parent Termination Fee.

(i)If this Agreement is validly terminated by (A) the Company pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iv) or (B) the Company or Parent pursuant to Section 8.1(b)(i) at such time as this Agreement was terminable by the

Company pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iv), then Parent shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay (or cause to be paid to) the Company a fee in the amount of $10,439,000 (the “Parent Termination Fee”).

(ii)For the avoidance of doubt, the Parent Termination Fee shall be payable only once with respect to this Section 9.4(c) and not in duplication even though such payment may be payable under one or more provisions hereof.

(iii)If Parent fails to pay the Parent Termination Fee or any portion thereof and the Company commences a Proceeding which results in an Order against Parent for the Parent Termination Fee or any portion thereof, Parent shall pay the Company its fees, costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such Proceeding, together with interest on the Parent Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) from and including the date payment of such amount was due through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(iv)Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.9, the Company’s right to terminate this Agreement and receive payment of the Parent Termination Fee pursuant to Section 9.4(c)(i), together with all amounts payable pursuant to Section 9.4(c)(iii) and all amounts owed pursuant to Section 6.15(d), shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and the Company Related Parties against Parent, Merger Sub, the Equity Investor and their respective Affiliates, the Financing Sources and any other Parent Related Parties for all losses and damages in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful (including a Willful Breach), intentional, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Parent Termination Fee to the Company pursuant to Section 9.4(c)(i), together with all amounts payable pursuant to Section 9.4(c)(iii) and all amounts owed pursuant to Section 6.15(d), (A) none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Limited Guaranty, the Equity Commitment Letter or the transactions contemplated hereby or thereby, (B) none of the Company Related Parties shall seek to recover any other damages or seek any other remedy (whether at law, in equity, in contract, in tort or otherwise) with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby, and (C) in no event shall Parent or Merger Sub be subject to (nor shall any Company Related Party seek to recover) monetary damages in excess of an amount equal to an aggregate amount equal to the sum of (I) the Parent Termination Fee, (II) the amount payable under Section 9.4(c)(iii) and (III) the amount payable under Section 6.15(d) (the “Parent Liability Cap”), for any losses or other liabilities arising out of or in connection with breaches (whether willful (including any Willful Breach), intentional, unilateral or otherwise) by Parent or Merger Sub of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that any Company Related Party may have with respect thereto, including in respect of any oral representation made or alleged to be made in connection herewith or therewith. While the Company may pursue both a grant of specific performance of the type contemplated by Section 9.9 and the Equity Commitment Letter and the payment of the Parent Termination Fee pursuant this Section 9.4(c), as the case may be, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Offer and payment of the Parent Termination Fee.

(v)Any amounts payable pursuant to this Section 9.4(c) shall be paid to the Company by wire transfer of immediately available funds. The Company shall promptly provide Parent upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.4(c).

(d)The Company, Parent and Merger Sub, each acknowledges and agrees that the agreements contained in this Section 9.4 are an integral part of the Transactions and that without such provisions the Company, Parent and Merger Sub would not have entered into this Agreement. Each of the parties further acknowledges and agrees that the payment of the Company Termination Fee or Parent Termination Fee is not a penalty, but is liquidated damages in a reasonable amount that will compensate (i) Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable, or (ii) the Company in the circumstances in which the Parent Termination Fee is payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated here, which amount would otherwise be impossible to calculate with precision.

Section 9.5Assignment; Benefit. Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by any party hereto without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio; provided, that, Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate so long as (a) Parent and Merger Sub continue to remain liable for all of such rights and obligations as if no such assignment had occurred, and (b) such assignment in no way causes a material delay or materially impairs the ability of Parent and Merger Sub to consummate the Transactions; and provided, further, that Parent and Merger Sub may, without the prior written consent of the other parties, grant a security interest in, and collaterally assign, any of their rights under this Agreement to the Financing Sources in connection with the Debt Financing. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) from and after the Offer Acceptance Time, the provisions of Article 2 relating to the payment of the Merger Consideration, which shall be enforceable by the holders of Shares immediately prior to the Offer Acceptance Time who validly tendered and did not withdraw Shares pursuant to the Offer, (ii) from and after the Effective Time,

(A) the provisions of Article 2 relating to the payment of the Per Share Amount, the Merger Consideration and the RSU Consideration, which shall be enforceable by the holders of Company Common Stock and Company Equity Awards, as applicable, as of immediately prior to the Effective Time and (B) the provisions of Section 6.8, which shall be enforceable by the Persons or entities benefiting therefrom. Notwithstanding the foregoing, the Financing Sources shall be third-party beneficiaries of each of the Financing Provisions (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources).

Section 9.6Governing Law. This Agreement and any Proceedings arising out of or related hereto or the Transactions or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 9.7Jurisdiction. The parties hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom and (ii) not to commence any such Proceeding in any court except such courts. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.1 or in any other manner permitted by Applicable Law. Notwithstanding the foregoing in Section 9.6 or this Section 9.7, each of the parties agrees that it will not bring or support any suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance of the transactions related thereto, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York located in the County of New York (and appellate courts thereof), and makes the agreements, waivers and consents set forth in Section 9.6 and this Section 9.7 mutatis mutandis but with respect to the courts specified in this Section 9.7.

Section 9.8Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL ACTION ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE

PERFORMANCE THEREOF AGAINST ANY OF THE FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.8.

Section 9.9Specific Performance; Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 9.7, without proof of damages or otherwise, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.9 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, the parties agree that, prior to the termination of this Agreement, the Company may, subject to the terms of this Agreement, seek an injunction, specific performance or other equitable relief to cause Parent and/or Merger Sub to enforce the terms of the Equity Commitment Letter (solely in its capacity as a third party beneficiary under the Equity Commitment Letter) and Parent’s and/or Merger Sub’s respective obligations to consummate the Offer and the Merger in accordance with the terms and subject to the conditions of this Agreement, if, and only if:  (i) all Offer Conditions and conditions set forth in Section 7.1, as applicable, were satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the Effective Time, each of which is capable of being satisfied at such time); (ii) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the Closing if Parent and/or Merger Sub performs their respective obligations to consummate the Offer and the Merger; and (iii) Parent fails to consummate the Offer and the Closing by the date that is three (3) Business Days after the later of (x) the first date upon which Parent would have been required to consummate the Offer pursuant to Section 2.1 and (y) the date of delivery of such notice, and at all times during such three (3) Business Day period the Company stood ready, willing and able to consummate the Closing and the other transactions contemplated by this Agreement.

Section 9.10Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Merger and the other

Transactions is not affected in any manner materially adverse to any party. Upon such a holding, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11Entire Agreement. This Agreement, including the exhibits and annexes to this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto; provided, however, that, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 9.12Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto. Any matter set forth on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company or any Company Subsidiary, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement (except, solely in the case of minimum dollar thresholds, as expressly provided by the Company Disclosure Letter or this Agreement), nor shall be construed as an admission or indication to any Third Party that any breach or violation exists or has actually occurred.

Section 9.13Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.14No Recourse; Waiver of Certain Claims.

(a)This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith (other than pursuant to the express terms and limitations set forth in the Limited Guaranty and the Equity Commitment Letter).  Without limiting the rights of the Company against Parent, in no event shall the Company or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party (other than pursuant to the express terms and limitations set forth in the Limited Guaranty and the Equity Commitment Letter).

(b)Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that, subject to any definitive agreements entered into in connection with the Debt Financing, (i) no Financing Source shall have any liability to the Company or any of its Affiliates or any other Person relating to or arising out of the Transactions, this Agreement or the Debt Financing, or any transactions contemplated by, or document related to, the foregoing (including any willful breach thereof, or the failure of the transactions contemplated hereby to be consummated), whether at law or equity, in contract or in tort or otherwise, and (ii) none of the Company or any of its Affiliates shall have any rights or claims whatsoever against any of the Financing Sources under this Agreement or in connection with the Debt Financing, or otherwise in respect of the Transactions or any of the other transactions contemplated by any of the foregoing, whether at law or equity, in contract or in tort, or otherwise. The Company, on behalf of itself and its Affiliates, hereby agrees that none of the Financing Sources shall have any liability or obligations to the Company or any of its Affiliates relating to this Agreement or any of the transactions contemplated hereby (including with respect to the Debt Financing). The Company, on behalf of itself and its Affiliates, hereby waives any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, any debt financing commitment or the transactions contemplated hereby or thereby (including the Debt Financing). This Section 9.14(b) shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary and is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FR UTILITY SERVICES, INC.

By:	/s/ Jeffrey K. Quake
	Name:	Jeffrey K. Quake
	Title:	President

FR UTILITY SERVICES MERGER SUB, INC.

By:	/s/ Jeffrey K. Quake
	Name:	Jeffrey K. Quake
	Title:	President

[Signature Page to Agreement and Plan of Merger]

THE GOLDFIELD CORPORATION

By:	/s/ Stephen R. Wherry
	Name:	Stephen R. Wherry
	Title:	Acting Co-Chief Executive Officer, Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

By:	/s/ Jason M. Spivey
	Name:	Jason M. Spivey
	Title:	Acting Co-Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Conditions of the Offer

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other term of the Offer or the Agreement to the contrary and in addition to (and not in limitation of) Parent’s right to extend, amend and terminate the Offer pursuant to the terms of this Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for, any Shares validly tendered and not validly withdrawn: (i) if the Merger Agreement has been validly terminated in accordance with Section 8.1; and (ii) at any scheduled Offer Expiration Time (as the Offer may have been extended pursuant to, and subject to any requirements to extend the Offer pursuant to, Section 2.1(c) of the Merger Agreement), if: (x) the Minimum Tender Condition or the Termination Condition shall not be satisfied by the Offer Expiration Time; or (y) any of the additional conditions set forth below shall not be satisfied or (to the extent permitted by Applicable Law) waived in writing by Parent:

(a) there shall have been validly tendered and “received” (as defined in Section 251(h)(6) of the DGCL) in the Offer and not validly withdrawn prior to the Offer Expiration Time that number of Shares that (together with any Shares owned by Parent and its Affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) represent at least one share more than one-half of the number of the Shares outstanding at the Offer Acceptance Time (the “Minimum Tender Condition”);

(b) any waiting period (or any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated;

(c) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor any Applicable Law or other legal restraint, injunction or prohibition shall be in effect, that makes consummation of the Offer, the acquisition of Shares by Parent or Merger Sub, the Merger or the other Transactions illegal or otherwise prohibited;

(d) since the date of the Merger Agreement, there shall not have been any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect;

(e) (i) the representation and warranty of the Company set forth in Section 4.11(c) shall be true and correct as of the Offer Acceptance Time, as if made at such time (ii) each of the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.25 and Section 4.27 of the Merger Agreement shall be true and correct in all material respects as of the Offer Acceptance Time, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such

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specific date), (iii) the representations and warranties of the Company set forth in Section 4.3(b) and Section 4.6(a) shall be true and correct except for de minimis inaccuracies as of the Offer Acceptance Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iv) each of the other representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the Offer Acceptance Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), except that in the case of this clause (iv) for such failures to be true and correct that have not had or would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

(f) the Company shall have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Effective Time;

(g) Parent and Merger Sub shall have received a certificate of the Company, signed by an officer of the Company, dated the date on the which the Offer expires certifying that the conditions specified in clauses (d), (e) and (f) have been satisfied;

(h) the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”); and

(i) the Inside Date shall have occurred.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, except for the Minimum Tender Condition and the Termination Condition (each of which shall, prior to any waiver, require the prior written consent of the Company), may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and Applicable Law. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub with respect to extending, terminating and/or modifying the Offer pursuant to the terms and conditions of the Merger Agreement or Applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Annex A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex A is attached.

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